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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Crown Media Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CROWN MEDIA HOLDINGS, INC.
12700 Ventura Boulevard
Suite 200
Studio City, California 91604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 22, 2011

To the Stockholders of Crown Media Holdings, Inc.:

        We will hold the annual meeting of stockholders (the "Annual Meeting") of Crown Media Holdings, Inc. ("Crown Media Holdings" or the "Company") at the offices of the Company located at 12700 Ventura Boulevard, Suite 200, Studio City, California 91604, on June 22, 2011, at 12:30 p.m., Pacific Time.

        The purpose of the meeting is to:

  1.
  Elect 14 members to the Company's board of directors (the "Board");

  2.
  Approval of Chief Executive Officer's and Other Executive Officers' Performance-Based Compensation;

  3.
  To conduct an advisory vote regarding the compensation of our Named Executive Officers (as defined under "Compensation of Executive Officers");

  4.
  To conduct an advisory vote on the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers; and

  5.
  Consider any other matters that properly come before the meeting and any adjournments thereof.

        Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

        Only stockholders of record of Class A Common Stock and Series A Convertible Preferred Stock at the close of business on May 9, 2011 are entitled to receive notice of and to vote at the meeting. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the Annual Meeting at our principal executive office, 12700 Ventura Boulevard, Suite 200, Studio City, California 91604.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be held on June 22, 2011:
The Company's Proxy Statement and Annual Report on Form 10-K are available at
www.hallmarkchannel.com/2011annualmeeting.html

        We have elected to furnish our proxy materials over the Internet. We are sending our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The Notice contains instructions on how to access and review those documents over the Internet. The Notice also instructs you on how to submit your proxy over the Internet. We believe that this process allows us to provide you with the information you need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

By Order of the Board of Directors
/s/ BRIAN E. GARDNER BRIAN E. GARDNER Secretary

April 29, 2011

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

CROWN MEDIA HOLDINGS, INC.
12700 Ventura Boulevard
Suite 200
Studio City, California 91604

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 22, 2011

        The Board is soliciting proxies (the "Proxies") for use at the Annual Meeting to be held on June 22, 2011 at 12:30 p.m., Pacific Time at offices of the Company located at 12700 Ventura Boulevard, Suite 200, Studio City, California 91604 or at any postponements or adjournments of the Annual Meeting. We anticipate that this Proxy Statement will first be available to stockholders of the Company at our website on or about April 29, 2011.

SOLICITATION OF PROXIES

Voting by Telephone or Internet

        Stockholders of record entitled to vote at the Annual Meeting can simplify their voting and reduce the Company's cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder's shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the processes of the bank or broker; therefore, stockholders should follow the voting instructions on the form they receive from their bank or broker.

        Stockholders who elect to vote over the Internet may incur costs such as telecommunication and Internet access charges for which the stockholder is solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Pacific Time on June 21, 2011.

Voting by Mail

        You can only vote by mail if you request and receive a paper copy of the proxy materials and proxy card. The Notice provides instructions on how to do this and you should make your request by June 8, 2011. You then vote by completing, signing, dating, and returning a proxy card. The proxy card must be received by the close of business on June 21, 2011. The shares represented will be voted in accordance with the directions in the proxy card.

Stockholders Entitled to Vote

        Stockholders of record as of the close of business on May 9, 2011 (the "Record Date") are entitled to vote at the Annual Meeting. As of the Record Date, 359,675,936 shares of the Company's Class A common stock, par value $0.01 (the "Class A Common Stock") and 185,000 Series A Convertible Preferred Stock ("Preferred Stock") were issued and outstanding. Each share of Class A Common Stock and each share of Preferred Stock (on an as-converted basis) is entitled to one vote and will vote together as a single class. You may not cumulate votes.

Revocation of Proxies

        You may revoke your proxy at any time before it is exercised by (i) providing written notice of revocation to the Company Secretary, (ii) timely delivery of a later dated proxy (including an Internet or telephone vote), or (iii) attending the Annual Meeting and voting in person.

Required Vote

        A majority of the voting power of the outstanding shares entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum. Any stockholder that has properly submitted a proxy will be considered part of the quorum. Votes that are withheld and abstentions are deemed as present at the annual meeting, are counted for quorum purposes, and except for voting on directors and the advisory vote contained in Proposal 4, will have the same effect as a vote against a matter. Broker non-votes, while counted for general quorum purposes, are not deemed to be present and will have no effect with respect to any matter for which a broker does not have authority to vote. A broker non-vote occurs when a broker submits a proxy but is not permitted to vote on "non-discretionary" matters in cases in which the beneficial owner has not instructed the broker how to vote. All matters being presented in this Proxy Statement are considered non-discretionary.

        The required vote for Proposal 1 is a plurality of the votes cast, with the 14 nominees receiving the highest number of votes cast elected to the Board. The required vote for Proposal 2 and for the advisory vote for Proposal 3 is the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, voting as a single class. Regarding Proposal 4, the choice receiving the greatest number of votes will be considered to be approved, on an advisory basis, by our stockholders. Proposals 3 and 4 are advisory votes only and, as discussed in more detail below, the voting results are not binding on us.

Solicitation Costs

        The Company hired BNY Mellon Shareholder Services to assist in the solicitation of proxies at a cost of approximately $5,000 plus out-of-pocket expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of Class A Common Stock and Preferred Stock. In addition to using the mails, the Company's officers, employees or agents may also solicit proxies in person or by telephone, facsimile or by other means of electronic communication, but they will not be specifically compensated for such services.

Annual Report on Form 10-K

        Stockholders may receive a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 by contacting the Executive Vice President, Legal and Business Affairs, and General Counsel of the Company at Crown Media Holdings, Inc., 12700 Ventura Boulevard, Suite 200, Studio City, California 91604 or by visiting www.hallmarkchannel.com/2011annualmeeting.html.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

PROPOSAL 1

ELECTION OF DIRECTORS

        Nominations to our Board are governed by our bylaws. Our Board currently has 15 member positions. As of the date of this Proxy Statement, there is one vacancy on the Board. At the Annual Meeting, stockholders will vote for the election of 14 directors, the nominees for which are listed below. All nominees are currently members of our Board, and the nominees' terms, if elected, will continue until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees has consented to serve on our Board. If any nominee is unable to serve as a director, the current Board may designate a substitute nominee and the proxies will vote all valid proxy cards for the election of the substitute nominee. In accordance with our bylaws, no other nominees by stockholders for directors (except any nomination by or at the direction of the Board) will be proper at the Annual Meeting. Proxies solicited by the Board will not be voted for more than 14 nominees for the Board.

        Because H C Crown, LLC ("HCC"), a Delaware limited liability company and a wholly-owned subsidiary of Hallmark Cards, Incorporated ("Hallmark Cards"), holds 90.3% of Class A Common Stock and 100% of Preferred Stock, its vote in favor of the nominees will be sufficient to elect these nominees regardless of the vote of any other stockholders.

BOARD OF DIRECTORS

Board Nominees

        William J. Abbott, age 49, has been President and Chief Executive Officer and a director of Crown Media Holdings since June 1, 2009. Prior to that, Mr. Abbott was Executive Vice President, Advertising Sales, of Crown Media Holdings since January 2000. Prior to that, he was Senior Vice President, Advertising Sales, of Fox Family Worldwide from January 1997 to January 2000. Mr. Abbott was selected as a director nominee because he is the President and Chief Executive Officer of the Company and because of his extensive experience in the television industry and advertising sales.

        Dwight C. Arn, age 60, has been a director of Crown Media Holdings since March 2008. Mr. Arn has been Associate General Counsel of Hallmark Cards, Incorporated since 1989. Additionally, Mr. Arn has been serving as General Counsel of Hallmark International since 1992 and as General Counsel of Crayola LLC since 1995. Mr. Arn began his career at Hallmark Cards, Incorporated in 1976 and has served in various attorney positions. Mr. Arn was selected as a director nominee because of his business and legal experience.

        Robert C. Bloss, age 55, has been a director of Crown Media Holdings since July 2009. Mr. Bloss has been Senior Vice President—Human Resources of Hallmark Cards since March 2008. He was human resources director for the Hallmark Cards retail business from 2005 to 2008. Mr. Bloss has been human resources director for various divisions of Hallmark Cards since 1986, including the product development and marketing divisions. Mr. Bloss is the chairman of the Compensation Committee. Mr. Bloss was selected as a director nominee because of his experience in the areas of human resources and executive compensation.

        William Cella, age 61, has been a director of Crown Media Holdings since March 2008. Mr. Cella is the Chairman and Chief Executive Officer of The Cella Group, a media sales representation company. Before forming The Cella Group in 2008, Mr. Cella led MAGNA Global, a Media Negotiation, Research and Programming Unit of the Interpublic Group of Companies. From 1997 through 2001, Mr. Cella served as Executive Vice President and Director of Broadcast and Programming for Universal McCann North America. From 1994 through 1997, Mr. Cella served as Director of National Broadcast and Programming for McCann-Erickson and, in 1997, was named Executive Vice President of McCann-Erickson for all of North America. Mr. Cella currently serves as a member of the Company's Nominating Committee. Mr. Cella was selected as a director nominee because of his extensive experience with media and advertising.

        Glenn Curtis, age 51, has been a director of Crown Media Holdings since January 2005. He has been Executive Vice President and Chief Financial Officer of Starz LLC since August 2006. Prior to that, he was Vice President of Liberty Media Corporation (a holding company with interests in electronic retailing, media, communications, and entertainment industries) from 2003 to August 2006. Prior to that, he was Executive Vice President and Chief Financial Officer of Starz Entertainment Group (a subsidiary of Liberty Media Corporation providing premium movie networks on television) from 1995 to 2002. Mr. Curtis was selected as a director nominee because of his extensive experience in cable and entertainment companies.

        Steve Doyal, age 62, has been a director of Crown Media Holdings since December 2007. Mr. Doyal has been Senior Vice President of Public Affairs and Communications since 1994 and a corporate officer at Hallmark Cards since 1995. In this position, he oversees the operations of the Hallmark's communications programs, including internal communications and publications, audio-visual communications, media relations, government affairs, and the Hallmark Visitors Center. Prior to that, he served as Media Relations Director from 1993 to 1994 and as Corporate Media Relations Manager from 1988 to 1993. Mr. Doyal was selected as a director nominee because of his experience in communications and media management.

        Brian E. Gardner, age 58, has been a director and Secretary of Crown Media Holdings since January 2004. He has been Executive Vice President and General Counsel of Hallmark Cards since December 2003. From 1996 to 2003, Mr. Gardner was a Managing Partner of Stinson Morrison Hecker, LLP (formerly known as Morrison & Hecker, LLP). Mr. Gardner currently serves as a member of the Company's Nominating Committee. Mr. Gardner was selected as a director nominee because of his business, management and legal experience.

        Herbert A. Granath, age 82, is a Co-Chairman of the Board and has been a director of Crown Media Holdings since December 2004. He has been a consultant for Telenet since 2000 and a consultant for Accenture since 2006. He has also been a director of Central European Media Enterprises Ltd. (NasdaqGS: CETV) since 2001. Mr. Granath was the Chairman of Disney/ABC International Television from 1995 to 2000. Mr. Granath currently serves as a member of the Company's Audit and Compensation Committees. Mr. Granath was selected as a director nominee because of his extensive business experience, in particular in the television industry.

        Donald J. Hall, Jr., age 55, is a Co-Chairman of the Board and has been a director of Crown Media Holdings since May 2000. Mr. Hall has been the President and Chief Executive Officer of Hallmark Cards since January 2002 and a member of the board of directors of Hallmark Cards since 1996. Mr. Hall has served in a variety of positions for Hallmark Cards since 1971. Mr. Hall was the Executive Vice President, Strategy and Development from September 1999 until December 2001. Prior to that, Mr. Hall was the Vice President, Product Development, of Hallmark Cards from September 1996 until August 1999. Mr. Hall was selected as a director nominee because of his extensive business and management experience.

        Irvine O. Hockaday, Jr., age 74, has been a director of Crown Media Holdings since May 2000. He is a member of the board of directors of Ford Motor Company (NYSE: F) and Estee Lauder Companies Inc. (NYSE: EL) and the chairman of the audit committee of Estee Lauder Companies Inc. During the last five years, Mr. Hockaday was also a director of Sprint Corporation (NYSE: S). Mr. Hockaday is a trustee of the Hall Family Foundations and the Aspen Institute. He was the President and Chief Executive Officer of Hallmark Cards from January 1986 to December 2001. Mr. Hockaday was selected as a director nominee because of his business and management experience and his experience in serving as a director of other public companies.

        A. Drue Jennings, age 64, has been a director of Crown Media Holdings since June 2006. He has been of Counsel at the law firm of Polsinelli Shughart (formerly known as Shughart, Thomson & Kilroy, P.C.) since October 2004. Mr. Jennings was the interim Athletic Director at the University of Kansas from April 2003 until July 2003. Prior to that, Mr. Jennings was the Chief Executive Officer of Kansas City Power & Light Company from 1988 to 2000 and Chairman of the Board of Kansas City Power & Light Company from 1990 to 2001. Mr. Jennings currently serves as the chairman of the Company's Audit Committee and as a member of the Compensation Committee. Mr. Jennings was selected as a director nominee because of his business experience, financial expertise and his ability to lead the Audit Committee.

        Peter A. Lund, age 70, has been a director of Crown Media Holdings since May 2000. He is the former President and Chief Executive Officer of CBS Inc. and President and Chief executive Officer of CBS Television and Cable. Additionally, Mr. Lund held numerous positions including President of CBS Broadcasting Group, President of CBS Sports, President of CBS Television Stations and President of CBS Television Network. Mr. Lund has served as a director and a member of the Compensation Committee and Audit Committee of DIRECTV and The DIRECTV Group, Inc. (DIRECTV became publicly held in November 2009 at which time The DIRECTV Group, Inc. became a wholly-owned subsidiary of DIRECTV). Mr. Lund also serves as a director of Emmis Communications Corporation (NasdaqGS: EMMS). Mr. Lund currently serves as the chairman of the Company's Nominating Committee and as a member of the Company's Audit Committee. Mr. Lund was selected as a director nominee because of his extensive experience in the television and cable industry.

        Brad R. Moore, age 64, has been a director of Crown Media Holdings since March 2008. Mr. Moore has been President of Hallmark Hall of Fame Productions since 1993 and Hallmark Publishing from 2007 to 2009, both of which are wholly-owned subsidiaries of Hallmark Cards. Prior to that, Mr. Moore led the development, production and distribution of the Hallmark Hall of Fame series since 1983. Mr. Moore directed Hallmark Cards' U.S. advertising efforts from 1982 to 1998. Mr. Moore was selected as a director nominee because of his knowledge of Hallmark television programming and his familiarity with the Hallmark brand.

        Deanne R. Stedem, age 48, has been a director of Crown Media Holdings since March 2003. She has been Associate General Counsel for Hallmark Cards since 1998, managing legal matters for the various entertainment divisions of Hallmark Cards, Incorporated. She served as Senior Attorney for Hallmark Cards from 1989 until 1998. Ms. Stedem currently serves as a member of the Company's Compensation Committee. Ms. Stedem was selected as a director nominee because of her experience in managing entertainment legal matters for divisions of Hallmark Cards.

Executive Officers

        The following lists our executive officers as of the date of this Proxy Statement and information regarding their principal occupations during at least the last five years.

        William J. Abbott, please see information above under "Directors".

        Edward Georger, age 45, has been Executive Vice President, Advertising Sales, and General Manager of Hallmark Movie Channel since January 2011. Prior to that, Mr. Georger was Executive Vice President of Advertising Sales from June 2009 to January 2011and Senior Vice President, Advertising Sales from February 2000 to June 2009. Prior to joining the Company, Mr. Georger was Vice President of Eastern Sales, for Family Channel and Fox Family Channel.

        Susanne McAvoy, age 40, has been Executive Vice President, Marketing since January 2011. Prior to that, Ms. McAvoy was Senior Vice President, Marketing from August 2009 to January 2011 and Vice President, Ad Sales Marketing from November 2007 to August 2009. Prior to joining the Company,

Ms. McAvoy was an Ad Sales Marketing Consultant for Bravo and Director of Ad Sales Corporate Marketing for Comcast Spotlight.

        Andrew Rooke, age 48, has been Executive Vice President and Chief Financial Officer since March 2011. Prior to joining the Company, Mr. Rooke held various positions with Fox Entertainment and its affiliates. Most recently, Mr. Rooke was Chief Financial Officer of Twentieth Television from 2007 to 2010. Prior to that, he served as Vice President of Finance of MySpace.com and Fox Interactive Media from 2005 to 2007 and Vice President of Corporate Audit of Fox Entertainment Group from 2003 through 2005. Prior to joining Fox Entertainment, Mr. Rooke served as Vice President of Finance at Warner Bros.

        Charles L. Stanford, age 65, has been Executive Vice President, Legal and Business Affairs and General Counsel since May 2001. Prior to that, he was Senior Vice President, Business Affairs and General Counsel from October 2000 to May 2001. He also served as Senior Vice President, Legal and Business Affairs of Crown Media International from November 1999 through October 2000.

        Michelle Vicary, age 49, has been Executive Vice President, Programming, since January 2011. Prior to that, Ms. Vicary was Senior Vice President, Scheduling & Acquisitions, Programming, from July 2006 to January 2011 and Vice President, Program Scheduling & Administration from June 2003 to July 2006.

        There are no family relationships among the executive officers or directors of the Company.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THESE NOMINEES

THE BOARD OF DIRECTORS

Structure

        Our Board consists of 15 directors, including one vacancy as of the date of this Proxy Statement. Directors are elected annually. Our Board has a standing Audit Committee, Compensation Committee and Nominating Committee. The membership, duties and responsibilities of each of these committees are described below. The committee charters for the Audit and Compensation Committees are available at www.hallmarkchannel.com.

Board Leadership Structure and Role in Risk Oversight

        Our Board has two Co-Chairmen: Donald J. Hall, Jr. and Herbert A. Granath. Mr. Hall was selected to serve in such capacity for the depth of his knowledge of the Company and the Hallmark brand, which brand is a significant element in the Company's business. Mr. Granath was elected to serve in such capacity for the breadth of his experience in the television and entertainment industry and his independence without any relationship with the Company, except as a director of the Company.

        The Board has delegated to the Audit Committee the duty of assessing various types of risks which the Company may encounter and developing plans to address risks that materialize. Under the guidance of the Audit Committee, the Company established "Crown Media Ethics Compliance Hotline", which is administered by The Network, a company which renders ethics hotline and cash management services. The Network is independent of the Company and provides a means of anonymously reporting auditing, financial, ethical or other issues which an employee, director or stockholder may feel need to be brought to the Board's attention. Any reports received through The Network are distributed to the Audit Committee. The Company regularly informs the phone number and purpose of this hotline to its employees and directors through internal communications and to its stockholders through annual proxy statements.

Committees

  Audit Committee

        In 2010, the Audit Committee held four meetings and acted by unanimous written consent on two occasions. The members of the Audit Committee are Messrs. Jennings, Chairman, Granath and Lund, each of whom are believed by the Board to be independent directors as defined in Rule 5605 of the listing standards for the Nasdaq Global Market ("Nasdaq Listing Standards"). The Board has determined that each of the members of the Audit Committee is financially literate in accordance with the Nasdaq Listing Standards. The Board has also determined that Mr. Jennings qualifies as an audit committee financial expert, as defined under Securities and Exchange Commission (the "Commission") rules.

        Under the Audit Committee Charter, the primary authority and responsibilities of the Audit Committee are to:

  •
  oversee the Company's financial reporting processes;

  •
  provide oversight relating to the Company's internal control over financial reporting and internal audit process and activities;

  •
  review and approve related party transactions;

  •
  prepare the report required by the Commission to be included in the Company's annual proxy statement;

  •
  be directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors and ensure compliance with independence requirements for auditors;

  •
  pre-approve all audit and non-audit services; and

  •
  establish and oversee the Company's whistleblower policy regarding submission of reports of questionable accounting practices, internal accounting controls or auditing matters and the investigation, disposition and retention of such reports.

  Compensation Committee

        In 2010, the Compensation Committee held four meetings and acted by unanimous written consent on eight occasions. The members of the Compensation Committee were Messrs. Robert Bloss, Chairman, Jennings, Granath and Ms. Stedem. None of the members of the Compensation Committee are employees of the Company. See "Compensation Committee Interlocks and Insider Participation".

        The Compensation Committee has the power and authority of the Board to perform the following duties and to fulfill the following responsibilities:

  •
  review and approve employment agreements or extensions proposed for the CEO and direct reports of the CEO;

  •
  provide regular oversight of material terms of any employment agreements of these persons;

  •
  review and approve base salary increase recommendations for CEO and direct reports of the CEO;

  •
  review and approve annual bonus metrics, targets and awards for these persons;

  •
  review and approve long-term incentive plan metrics, targets and awards for these persons;

  •
  review and recommend to the Board any material employee compensation plan;

  •
  review and approve any proposed grants or awards under a material employee compensation plan, and exercise such other power and authority as may be permitted or required under such plans;

  •
  produce an annual report on executive compensation for inclusion in the Company's proxy statement;

  •
  review and approve any compensation to members of the Board;

  •
  review annually the status of the management talent pool and development plans for key individuals;

  •
  provide regular oversight of all severance agreements; and

  •
  perform such other duties as may be delegated to it by the Board from time to time.

        The Compensation Committee may delegate its authority to subcommittees.

  Nominating Committee

        The Nominating Committee did not meet in 2010. The Nominating Committee does not have a charter. The members of the Nominating Committee are Messrs. Lund, Chairman, Gardner and Cella; and Messrs. Lund and Cella are independent directors as defined in the Nasdaq Listing Standards. The Nominating Committee's functions are to consider candidates to serve as members of the Board and to nominate qualified persons for election at the annual meeting of stockholders.

        The Nominating Committee identifies director candidates primarily by considering recommendations made by directors and management. The Nominating Committee may also retain third parties to identify and evaluate director candidates. When evaluating director candidates, the Nominating Committee considers a number of factors, such as the candidate's background, skills, judgment, diversity and experience with companies of comparable business and size. The Nominating Committee also considers the candidate's experience in relation to the experience of other Board members, the candidate's independence or lack of independence (as determined in accordance with the Nasdaq Listing Standards), and the candidate's qualifications for committee membership. The Nominating Committee does not assign any particular weight or priority to any of these factors and considers each director candidate in the context of the current needs of the Board as a whole.

        The Nominating Committee will consider nominees recommended by stockholders who follow the procedures set forth in the Company's bylaws. For more information, see "Submission of Stockholder Proposals" below. Director candidates recommended by stockholders are evaluated in the same manner as candidates recommended by a Board member, management or a third party. Therefore, the Board has not deemed it necessary to adopt a policy regarding consideration of candidates recommended by stockholders.

Board Meetings

        In 2010, the Board held seven meetings and acted by unanimous written consent on three occasions. All members of the Board attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees on which such director served during 2010.

Compensation Committee Interlocks And Insider Participation

        During 2010, none of our executive officers served on the board or compensation committee of another company which had one of its executive officers serve as one of our directors or a member of our Compensation Committee.

 CORPORATE GOVERNANCE

Director Independence

        Based on the Nasdaq Listing Standards, the Board has determined that the following directors are independent and have no relationship with the Company, except as directors of the Company: William Cella, Glenn Curtis, Herbert A. Granath, A. Drue Jennings and Peter A. Lund.

        Also based on the Nasdaq Listing Standards, the Board has determined that the following directors are not independent because they are employees of Hallmark Cards, the Company's parent company: Dwight C. Arn, Robert C. Bloss, Steve Doyal, Brian E. Gardner, Donald J. Hall, Jr., Brad R. Moore and Deanne R. Stedem. Furthermore, the Board has determined that (1) William Abbott is not independent because he is the President and Chief Executive Officer of the Company and (2) Irvine O. Hockaday, Jr. is not independent because he has a family member employed by Hallmark Cards as an executive officer and possibly because of his positions in the past with Hallmark Cards.

Audit Committee

        Based on the Nasdaq Listing Standards, the Board has determined that all members of the Audit Committee are independent.

Compensation Committee

        Based on the Nasdaq Listing Standards, the Board has determined that the following members of the Compensation Committee are not independent for the reasons stated above: Robert C. Bloss and Deanne R. Stedem. The other members of the Compensation Committee, Herbert Granath and A. Drue Jennings, are independent.

Nominating Committee

        Based on the Nasdaq Listing Standards, the Board determined that Brian E. Gardner is not independent for the reason stated above. Other members of the Nominating Committee, William Cella and Peter Lund, are independent.

Controlled-Company Exemption

        HCC holds 90.3% of Class A Common Stock and 100% of Preferred Stock of the Company. Therefore, notwithstanding the disclosures made herein under "Director Independence", the Board has determined that the Company is a "controlled company", as that term is defined under the Nasdaq Listing Standards. Consequently, the Company is exempt from independent director requirements of the Nasdaq Listing Standards, except for the requirements pertaining to the composition of the audit committee and the executive sessions of independent directors, with which the Company has been complying. In 2010, all independent directors have met without management present after each regularly scheduled Audit Committee meeting, which meeting is held quarterly.

Code of Business Conduct and Ethics

        The Company has adopted a Code of Business Conduct and Ethics that reflects long-standing positions of the Company and contains additional provisions. The Code applies to all employees, including the Company's principal executive officer, principal financial officer and controller, and to directors. A stockholder can request a free copy of the Code of Business Conduct and Ethics by writing to the Executive Vice President, Legal and Business Affairs and General Counsel of the Company at Crown Media Holdings, Inc., 12700 Ventura Boulevard, Suite 200, Studio City, California 91604.

Stockholder Communications with the Board

        Any stockholder who wishes to contact a member of the Board of the Company may do so by sending an email to "directors@hallmarkchannel.com". Alternatively, a stockholder may contact directors by writing to the following address: Board of Directors, c/o Corporate Secretary, Crown Media Holdings, Inc., 12700 Ventura Boulevard, Studio 200, Studio City, California 91604. Communications received electronically or in writing will be distributed to the Chairmen of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, the Corporate Secretary will forward them to the Chairman of the Audit Committee for review.

        As an alternative, any stockholder can contact a member of our Board through "Crown Media Ethics Compliance Hotline." This hotline is administered by "The Network", a company independent of the Company, and provides a means of anonymously reporting auditing, financial, ethical or other issues which the stockholder may feel need to be brought to the Board's attention. Any reports received through The Network will be distributed to the Company's Audit Committee. The hotline number is 1-800-536-6751.

        While the Company has no policy on directors attending the annual meeting, members of the Board are encouraged to attend the annual meetings of the Company's stockholders. All of our directors attended the 2010 Annual Meeting of Stockholders of the Company.

 DIRECTOR COMPENSATION

        We do not compensate directors who are employees of the Company or Hallmark Cards or their respective subsidiaries for serving on the Board or any of its committees. Directors who are not employees of the Company or Hallmark Cards or their respective subsidiaries received the following for serving on the Company's Board: (1) annual retainer of $40,000 and $1,000 per meeting for each extraordinary meeting or meeting in excess of the number of regularly scheduled meetings; (2) additional annual retainer of $40,000 for Co-Chairman of the Board; (3) annual grant of restricted stock units ("RSUs") (described below under "Compensation Discussion & Analysis") valued at $45,000, which is based on the price of a share of the Company's Class A Common Stock on the date of grant; (4) for chairman of the Audit Committee, an annual retainer $6,000; and (5) for chairman of each committee other than the Audit Committee, an annual retainer of $4,000. Subject to continued membership on the Board as of each anniversary date of grant date, the RSUs will vest in equal one-third installments on each of the first, second and third anniversaries of the grant date. Each RSU represents the right to receive one share of the Company's Class A Common Stock or, in the discretion of the Compensation Committee, the cash equivalent to the fair market value of one share of the Company's Class A Common Stock (calculated by taking the average of the stock price for the immediately preceding 14 business days). Any outstanding unvested RSUs will vest immediately upon a director's termination of membership on the Board by reason of death, disability or involuntary termination without cause upon a change in control.

        Each director who served on the Special Committee of the Board, the committee formed by the Board to review and negotiate the Recapitalization, has received (1) a one-time retainer of $50,000; (2) $1,000 per meeting; and (3) $500 for each day (other than a day upon which a meeting of the Special Committee was held) on which such director devoted a significant part of his day to the affairs of the Special Committee.

        All directors receive reimbursement of expenses incurred in connection with participation in Board meetings.

        The table below summarizes the compensation paid by the Company to its directors who are not employees of the Company or Hallmark Cards or its subsidiaries for the fiscal year ended in December 31, 2010:

Name (a)	Fees Earned or Paid in Cash($) (b)	Stock Awards($)(1) (c)	Option Awards($) (d)	Non-Equity Incentive Plan Compensation($) (e)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings($)(2) (f)	All Other Compensation($) (g)	Total($) (h)
William Cella	55,000	45,000	—	—	—	—	100,000
Glenn Curtis(3)	55,000	45,000	—	—	—	—	100,000
Herbert A. Granath	109,000	45,000	—	—	—	—	154,000
Irvine O. Hockaday, Jr.	45,000	45,000	—	—	7,218	—	97,218
A. Drue Jennings	77,500	45,000	—	—	—	—	122,500
Peter A. Lund	70,000	45,000	—	—	12,744	—	127,744

(1)
Represent the value of the RSUs granted in 2010, which is based on the price of a share of the Company's Class A Common Stock on the date of grant.

(2)
Represents interest earned on deferred compensation.

(3)
Mr. Curtis transferred all of his board compensation to Liberty Media Corporation pursuant his contract with Liberty Media Corporation.

PROPOSAL 2

APPROVAL OF CHIEF EXECUTIVE OFFICER'S AND
CERTAIN OTHER EXECUTIVE OFFICERS'
PERFORMANCE-BASED COMPENSATION

General

        We have employment agreements and Long Term Incentive Compensation Agreements (as described under Compensation Discussion & Analysis below, the "LTIP Agreements") with our Chief Executive Officer and other executive officers that contain provisions for performance-based compensation. The performance-based compensation, together with other compensation, for each executive officer could exceed $1,000,000 in any year. As a public corporation, we are generally unable under the Internal Revenue Code to deduct compensation over $1,000,000 paid in any fiscal year to our chief executive officer and other executive officers, except for certain qualifying performance-based compensation. One of the conditions to qualify for the deduction is stockholder approval of the performance-based compensation provisions. We are seeking stockholder approval of performance-based compensation to the Covered Executives (defined below) in order to allow us to deduct performance-based compensation that exceeds the $1,000,000 threshold.

Performance Awards in LTIP Agreements ("Performance Awards")

        During 2009, 2010 and 2011, the Company entered into an LTIP Agreement with each of William Abbott, Edward George and Charles Stanford, each of whom are Named Executive Officers employed by the Company as of the date of this Proxy Statement (for purposes of this Proposal, the "Covered Executives"), and granted the following target amount of Performance Awards to the Covered Executives:

Name of Executive Officer	2009 LTIP Agreement Performance Award	2010 LTIP Agreement Performance Award	2011 LTIP Agreement Performance Award
William Abbott	$234,500	$268,000	$274,800
Edward Georger	$114,750	$165,750	$178,750
Charles Stanford	$105,981	$100,936	$119,298

        Please see Compensation Discussion & Analysis—Elements of Executive Compensation Packages—Awards Granted Under Long Term Incentive Plan—Long Term Incentive Plan Awards" for vesting criteria, vesting dates and delivery dates of such Performance Awards.

Performance Bonus

        The Company pays annual incentive bonuses earned in a calendar year in March of the following year. Employment agreements executed by the Covered Executives contain target percentages of base salary that are to be paid as annual bonuses (each a "Performance Bonus"). The maximum amounts of Performance Bonus each of the Covered Executives could earn for the 2011 fiscal year are: for Mr. Abbott, 60% of his base salary, or $412,200; for Mr. Georger, 50% of his base salary, or $275,000; and for Mr. Stanford, 20% of his base salary, or $106,043. The actual bonus amount is dependent on the degree to which the Company achieves the objective for each plan measure against performance ranges established for each metric. Information regarding the bonus opportunities for the Covered Executives, plan metrics, plan targets, calculations and other matters is described in Compensation Discussion & Analysis below.

Federal Income Tax and Other Consequences

        Under Section 162(m) of the Internal Revenue Code and IRS Notice 2007-49, the Company may not be able to deduct certain forms of compensation in excess of $1,000,000 paid per year to its chief executive officer and its three most highly compensated officers (other than its CEO and CFO) who are employed by the Company at year-end. The Compensation Committee believes that it is generally in the Company's best interest to satisfy the requirements for deductibility under Internal Revenue Code Section 162(m). Accordingly, the Compensation Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the Compensation Committee also believes that there may be circumstances in which the Company's interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Internal Revenue Code Section 162(m). Accordingly, the Company has expressly reserved the authority to award non-deductible compensation in appropriate circumstances. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

        The Internal Revenue Code exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. One of the conditions is stockholder approval of the performance-based compensation provisions. We are seeking stockholder approval of the Performance Awards pursuant to the LTIP Agreements and the Performance Bonuses for the Covered Executives described in this Proxy Statement.

Securities Authorized for Issuance under Equity Compensation Plans

        Information related to our Amended and Restated 2000 Long Term Incentive Plan, our only equity compensation plan, is presented as of December 31, 2010 in the following table.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(In thousands)		(In thousands)
Equity compensation plans approved by security holders	65	$13.82	9,935

Recommendation of the Board

        In 2010, the stockholders approved Performance Awards payable under the 2009 LTIP Agreements and 2010 LTIP Agreements and the Performance Bonuses earned in 2010 for the Covered Executives. In 2011, the Compensation Committee approved the 2011 LTIP. In approving the LTIP, the Compensation Committee took into account, among other things, the Covered Executive's potential contributions to the Company, their considerable business experience and media industry experience and the desirability of obtaining their long-term future commitment to the Company. The Company believes that the compensation levels and formulas provided for in the LTIP are consistent with the compensation packages of other similarly-sized companies in the entertainment business. The Performance Bonuses are determined in accordance with the metrics described under Compensation Discussion & Analysis below. The Board believes that it is desirable that any performance-based compensation be deductible for income tax purposes. Therefore, the Board recommends the stockholders to approve the following:

  •
  Provisions contained in the 2011 LTIP Agreement pursuant to which Performance Awards could be paid to Covered Executives in 2013; and

  •
  Performance Bonuses payable to the Covered Executives earned in 2011 fiscal year.

        Mr. Abbott has a financial interest in his LTIP Agreements and Performance Bonus. Mr. Abbott did not participate in the Board's action on the recommendation of the Board regarding Proposal 2.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE CHIEF EXECUTIVE OFFICER'S AND COVERED EXECUTIVES' PERFORMANCE-BASED COMPENSATION PROVISIONS

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON
EXECUTIVE COMPENSATION

        The following proposal gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our Named Executive Officers. This vote is not intended to address any particular component of any compensation package, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies and practices, as disclosed under the "Compensation of Executive Officers" section of this Proxy Statement. We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, we are asking our stockholders to vote to approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed in this Proxy Statement under the heading entitled "Compensation of Executive Officers".

        While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board or the Compensation Committee. Our Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of this vote when making future compensation decisions for our Named Executive Officers.

        A majority of the shares entitled to vote and present in person or represented by proxy are needed to approve, on an advisory basis, the compensation of our executive officers. This means that our executive compensation will be approved, on an advisory basis, if the votes cast by shareholders in favor of advisory approval exceed those votes cast in opposition of advisory approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF
THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

        The following proposal gives our stockholders the opportunity to vote, on an advisory basis, on the frequency with which we include in our proxy statement an advisory vote to approve or not approve the compensation of our Named Executive Officers. By voting on this proposal, stockholders may indicate whether they prefer that we seek such an advisory vote every one, two, or three years. After careful consideration of this proposal, our Board determined that an advisory vote on executive compensation that occurs every three years is the most appropriate option for the Company and, therefore, recommends that stockholders vote for future advisory votes on executive compensation to occur every three years. In reaching its recommendation, our Board has determined that an advisory vote every three years would permit the performance-based elements of our compensation programs to be evaluated on a long-term basis. Our Board believes that a well-structured and meaningful compensation program should include employment agreements and plans that increase stockholder value over the long-term and do not focus on short-term awards and that the effectiveness of such plans cannot be adequately evaluated on an annual or biennial basis.

        You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on executive compensation "EVERY THREE YEARS," as recommended by the Board, "EVERY TWO YEARS" or "EVERY ONE YEAR," or you may "ABSTAIN." Similar to the effect of your vote for Proposal 3, while we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board or the Compensation Committee. Our Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.

        The choice receiving the greatest number of votes will determine the period of time considered to be approved, on an advisory basis, by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE HELD "EVERY THREE YEARS"

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives of the Compensation Program

        The Company's compensation packages to the executive officers, as determined by the Compensation Committee, are designed to enable the Company to recruit, retain and motivate a talented and diverse group of people who contribute to our success. The packages are also intended to synchronize executive compensation with the Company's performance, motivate executive officers to achieve our business objectives, provide strong performance incentives and minimize undue risk to the Company. The Company's Chief Executive Officer provides input on determining and recommending compensation packages of the executive officers other than himself. The goal of the Compensation Committee is that the packages are fair, well-balanced between short term and long term components and reasonable and competitive with other companies in the cable and television industry. To attain this goal, the Compensation Committee refers to third-party surveys to obtain a general understanding of current compensation practices in the cable and television industry. The Compensation Committee also refers to such surveys for benchmarking, against the compensation paid to comparable executive officers at other cable programmers, each executive officer's annual base salary, target bonus, target total cash compensation and target long term incentive awards. Fox Network, Scripps Networks, Discovery Communications, Disney ABC and Lifetime are a few of many cable programmers who participate in such third-party surveys.

        The Compensation Committee also focuses on aligning individual incentives with the Company's strategic and financial goals. Key incentive-based components in executive compensation packages are the annual performance-based incentive bonus, which is awarded in recognition of individual and Company performance each year, and awards granted under our Amended and Restated 2000 Long Term Incentive Plan ("LTIP").

Elements of Executive Compensation Packages

        Compensation packages awarded to the Named Executive Officers (defined below) are comprised of base salary, annual cash bonus awards, awards granted under our LTIP and perquisites and other benefits.

  Salary Determinations

        Salary ranges for the Chief Executive Officer and the Named Executive Officers are based on an individual's experience and prior performance, as well as the Company's operating performance and the attainment of planned financial and strategic goals. Annual salaries for the Named Executive Officers are subject to the provisions of their respective employment agreements described below under the heading "Compensation of Executive Officers and Directors—Summary of Executive Employment Agreements". In determining whether or not to increase annual base salaries and the amount of any increase, the Compensation Committee evaluates each executive's individual performance, any change in the executive's position, the Company's performance and attainment of initiatives, benchmarked data and commitments negotiated in the employment agreements. In 2010, Mr. Abbott's salary was increased by 2.5%, Mr. Georger's salary was increased by 2%, and Mr. Stanford's salary was increased by 2%.

  Bonus Determination

        The Company pays annual incentive bonuses earned in a calendar year in March of the following year. Employment agreements executed by Named Executive Officers contain target percentages of base salary that are to be paid as annual bonuses. In addition, the Compensation Committee may, in its sole discretion, approve signing and discretionary bonuses for executive officers. Annual bonus payments for fiscal year 2010 paid to the Named Executive Officers were determined and calculated in accordance with the below formula. The Compensation Committee has the authority to modify the below formula for subsequent years.

  Bonus Opportunity:    Target Incentive was 60% of base salary for the Chief Executive Officer, 30% of base salary for the Executive Vice President Advertising Sales (50% of which is conditioned on meeting the targets set forth below and the remaining 50% is conditioned on the Company's achievement of revenue goals under the Company's advertising sales incentive plan), and 20% of base salary for each of the other Named Executive Officers. Total bonus opportunity was 0% to 135% of the Target Incentive.

  Plan Metrics:    The Compensation Committee used the following targets to determine bonus amounts earned by each Named Executive Officer in 2010:

    •
    Total Revenue—combined Ad Sales and Affiliate Sales revenue.

    •
    EBITDA—EBITDA before equity compensation expense.

    •
    Operating Cash Flow—Cash Flow before cash interest expense.

  Plan Targets:

        The targets based upon the Company's operating plan for 2010 were as follows:

Target Incentive Plan Metrics	Performance Targets	Weight
Total Revenue (MM)	$294.0	30%
EBITDA (MM)	$92.0	35%
Operating Cash Flow (MM)	$93.3	35%

  Calculations:

        The calculation for payment of the Total Revenue Target was as follows:

$ Performance to Plan (MM's)	% Performance to Plan	Payout %
$279.3	95%	25.0%
$288.1	98%	62.5%
$294.0	100%	100.0%
$308.7	105%	117.5%
$323.4	110%	135.0%

        The calculation for payment of the EBITDA Target was as follows:

$ Performance to Plan (MM's)	% Performance to Plan	Payout %
$87.4	95%	25.0%
$90.1	98%	62.5%
$92.0	100%	100.0%
$96.5	105%	117.5%
$101.1	110%	135.0%

        The calculation for payment of the Operating Cash Flow was as follows:

$ Performance to Plan (MM's)	% Performance to Plan	Payout %
$82.1	88%	25.0%
$88.6	95%	62.5%
$93.3	100%	100.0%
$102.6	110%	117.5%
$111.9	120%	135.0%

        Bonus Amount:    Actual bonus amount is dependent on the degree to which the Company achieves the objective for each plan measure against performance ranges established for each metric. The Compensation Committee has the discretion to adjust the total award and the result for each metric up or down by up to 20 points. For fiscal year 2010, the actual bonus that was paid was 62.0% of base salary for the Chief Executive Officer, whose target was 60% pursuant to his employment agreement. With respect to other Named Executive Officers serving at the end of 2010, except for Executive Vice President, Advertising Sales, the actual bonus that was paid in 2010 was 20.7% of base salary, whose target was 20% of base salary. The actual bonus that was paid for 2010 under this plan to Executive Vice President, Advertising Sales, was 26% of base salary.

Awards Granted Under Long Term Incentive Plan ("LTIP")

  General

        Under the LTIP, the Board and the Compensation Committee have the discretion to grant incentive awards to our employees and directors, including, without limitation, cash awards based on a percentage of an employee's annual base salary ("LTIP Awards"). LTIP Awards, which are intended as incentives for long-term future performance, combined with the executive's salary and performance bonus, substantially form a total compensation package for the Company's executives.

  Long Term Incentive Plan Awards

        In 2009, 2010 and 2011, the Company granted LTIP Awards to Named Executive Officers, executive vice presidents, senior vice presidents and vice presidents pursuant to LTIP Agreements. The award amount granted is calculated by taking a percentage of each employee's annual base salary, which ranges from 18% to 80%. Each award is comprised of 50% Performance Award and 50% Employment Award. The Performance Award will vest only if the Company reaches predetermined performance goals based on cash flow and adjusted EBITDA. A pro rata portion of any outstanding unvested Award will vest immediately in the case of involuntary termination of employment without cause on or after January 1, 2011 (in the case of 2010 grants) or January 1, 2012 (in the case of 2011 grants) or executive's death or disability. The Compensation Committee also has the ability to increase or decrease the payout based on an assessment of demographics achieved, relative market conditions and management of expenses.

        Below is a table summarizing certain key terms of the LTIP Awards granted to the Company's executive officers from 2009 to 2011.

Grant Year	Type of LTIP Award	Vesting Date: Delivery Date	Vesting Criteria
2009	Employment	100% will vest on August 31, 2011 and be paid by September 30, 2011.	Employment on vesting date.
2009	Performance	50% was scheduled to vest on December 31, 2010. 27.5% actually vested and was paid by March 15, 2011.
					2009 (MM's)	2010 (MM's)	2-Yr Total (MM's)
			Adjusted EBITDA(1)		$84.1	$129.4	$213.5
			Cash Flow(2)		$39.6	$122.6	$162.2
		50% will vest on December 31, 2011 and be paid by no later than March 15, 2012.
				2009 (MM's)	2010 (MM's)	2011 (MM's)	3-Yr Total (MM's)
			Adjusted EBITDA(1)	$84.1	$129.4	$172.6	$386.1
			Cash Flow(2)	$39.6	$122.6	$181.6	$343.8
2010	Employment	100% will vest on August 31, 2012 and be paid by September 30, 2012.	Employment on vesting date.
2010	Performance	100% will vest on December 31, 2012 and be paid by March 15, 2013.
				2010 (MM's)	2011 (MM's)	2012 (MM's)	3-Yr Total (MM's)
			Adjusted EBITDA(1)	$85.1	$115.7	$147.2	$348.0
			Cash Flow(2)	$82.0	$122.9	$137.0	$341.9
2011	Employment	100% will vest on August 31, 2013 and be paid by September 30, 2013.	Employment on vesting date.
2011	Performance	100% will vest on December 31, 2013 and be paid by March 15, 2014.
				2011 (MM's)	2012 (MM's)	2013 (MM's)	3-Yr Total (MM's)
			Adjusted EBITDA(3)	$115.9	$130.2	$141.7	$387.8
			Cash Flow(4)	$77.2	$92.1	$101.3	$270.6

(1)
Before equity compensation.

(2)
Excluding interest payments, financing activities (payment of debt and preferred or redemptions), and equity based compensation of $1.5 million in 2009 and $0.2 million in 2010.

(3)
Before equity compensation and long term incentive plan expense.

(4)
Excluding interest payments, taxes, financing activities (payment of debt and preferred or redemptions), equity based compensation of $0.3 million, $0.4 million and $0.4 million for 2011, 2012 and 2013, respectively, and long term incentive plan payments of $1.3 million, $1.4 million and $2.8 million for 2011, 2012, and 2013, respectively.

        With respect to Performance Awards, the percentage of award payout will vary depending upon achievement of the two targets as follows:

Target Threshold	Payout Percentage
Less than 90%	0%
90% Achievement	50%
100% Achievement	100%
110% Achievement	150%

        On each vesting date of a Performance Award, the Chief Financial Officer of the Company will confirm whether or not applicable performance targets have been achieved. If targets have been achieved, management will submit payout calculations to the Compensation Committee for review and final determination.

  Perquisites and Other Benefits

        All Company executives are also entitled, subject to meeting certain eligibility requirements, to participate in the Company's benefit programs, including the Company's 401(k) plan and its medical, dental and other benefits plans. Certain executive officers are entitled to additional benefits, such as car allowance, reimbursement for financial consulting fees and particular travel expenses as agreed to under their respective employment agreements.

Compensation Consultants

        From time to time, the Compensation Committee engages and consults with a human resources consulting firm and an executive compensation consulting firm, when developing, analyzing and reviewing compensation packages to be awarded to its executive officers. Such firms have provided to the Compensation Committee relevant executive compensation data related to companies in the cable and television industry similar in size to the Company, such as base salaries, termination payments and the level or formula for performance-based cash bonuses and other incentive awards. Additionally, such firms have assisted the Compensation Committee in structuring various incentive compensation plans. The Compensation Committee and the Board also seek advice and recommendations from the human resource and compensation departments of the Company's parent company, Hallmark Cards, on executive and director compensation matters. Such services are rendered by Hallmark Cards pursuant to an intercompany services agreement which it has with the Company.

        In the past, the Board and Company's management have engaged Pearl Meyer & Partners and Towers Perrin for advice.

Deferred Compensation Plan

        The Company offers a Deferred Compensation Plan (the "Plan") to its executive officers and directors. The Plan offers an opportunity for the executive officers to defer payment, on a pre-tax basis, of portions of his or her salary, bonus compensation and such deferred payment will be deposited in an interest-bearing account until distribution. With respect to the interest rate earned, the Company applies Moody's Average Corporate Bond Yield as in effect on the first day of each month. Under the Plan, an executive officer may defer a maximum of 50% of base salary, 100% of incentive compensation and 100% of LTIP Awards. The amount of total compensation deferred must be at least $5,000 (not including LTIP Awards).

        An executive officer may elect to receive payment of all or part of that Plan year's deferral amount in a future year that is at least two years beyond the end of that Plan year. If such scheduled in-service distribution is more than $25,000, the distribution may be made in annual installments over 5 years. If such distribution is $25,000 or less, it must be taken as a lump sum. All scheduled in-service withdrawals will be paid in January. In some circumstances, hardship withdrawals of account balances are allowed without penalty. Hardship withdrawals are limited to unforeseeable emergencies, such as illness or casualty losses.

Chief Executive Officer Compensation

        The provisions of our Chief Executive Officer's employment agreement and related agreements which have been approved by the Board, determined the salary and stock-based awards granted to him during fiscal year 2010. In approving the compensation levels contained in Mr. Abbott's employment agreements, the Board reviewed and considered the expected value of his leadership that he would bring to the Company. The Board then set his compensation during the term of his employment agreement in levels that reflected his potential achievements and quality of the Company under his leadership.

Tax Deductibility of Executive Compensation

        Please see under heading "Proposal 2—Federal Income Tax Consequences" for a discussion on this matter.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company's management. Based on the Compensation Committee's review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement.

        This report has been submitted by the members of the Compensation Committee and the members of the Board for the fiscal year 2010.

THE COMPENSATION COMMITTEE:

Robert Bloss, Chairman
Herbert Granath
A. Drue Jennings
Deanne R. Stedem

The preceding information under the caption "Compensation Committee Report" shall be deemed to be "furnished" but not "filed" with the Securities and Exchange Commission.

 COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

        The following table summarizes the cash and non-cash compensation earned in 2008, 2009 and 2010 awarded to or earned by individuals who served as our Chief Executive Officer during 2010, our two Chief Financial Officers during 2010, the two other most highly compensated executive officers serving at the end of 2010 and an additional executive officer who would have been one of these two other most highly compensated executive officers but was not serving at the end of 2010 (each, a "Named Executive Officer, collectively, the "Named Executive Officers").

Name and Principal Position	Year	Salary($)	Bonus($)(1)		Stock Awards($)(2)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings($)(3)	All Other Compensation($)		Total($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)
William Abbott(4),	2010	679,743	421,304		—	—	—	20,310	45,244	(11)	1,166,601
President and	2009	666,954	231,865		—	—	—	17,698	12,115	(5)	928,632
Chief Executive Officer	2008	578,048	91,043		—	—	—	11,097	10,000	(5)	690,188
Janice Arouh(6),	2010	203,134	—		—	—	—	—	—		203,134
Former Executive Vice	2009	422,308	62,839		—	—	—	—	—		485,147
President, Network Distribution	2008	386,154	48,655		—	—	—	—	—		434,809
& Service
Edward Georger(7),	2010	515,493	183,467	(8)	—	—	—	9,930	15,778	(12)	724,668
Executive Vice President,	2009	501,044	111,578	(8)	—	—	—	10,668	—		623,290
Advertising Sales	2008	447,929	293,480	(8)	—	—	—	9,731	—		751,140
Michael J. Harmon(9)	2010	187,577	19,377		—	—	—	—	22,565	(13)	229,519
Former Vice President	2009	180,233	13,417		—	—	—	—	—		193,650
and Interim Chief	2008	167,754	10,569		—	—	—	—	—		178,322
Financial Officer
Charles L. Stanford,	2010	521,618	107,766		—	—	—	—	14,573	(12)	643,957
Executive Vice President	2009	526,710	78,374		—	—	—	—	—		605,084
and General Counsel	2008	491,684	61,952		—	—	—	—	—		553,636
Brian C. Stewart(10),	2010	327,346	—		—	—	—	13,164	—		340,510
Former Executive Vice	2009	431,200	74,163		—	—	—	17,882	—		523,245
President and Chief	2008	397,885	50,134		—	—	—	23,884	—		471,903
Financial Officer

(1)
Represents performance bonus or commission under the terms of employment agreements with the Company and the Company's executive bonus terms. See "Compensation Discussion and Analysis—Elements of Executive Compensation Package—Bonus Determination."

(2)
No stock awards were granted from 2007 through 2010.

(3)
Represents interest earned on deferred compensation.

(4)
Mr. Abbott became the Company's President and Chief Executive Officer effective June 1, 2009.

(5)
Represents car allowance.

(6)
Ms. Arouh resigned from her position, effective May 7, 2010.

(7)
Mr. Georger became Executive Vice President, Advertising Sales, effective June 15, 2009.

(8)
Represents annual bonus, incentive bonus and/or commission.

(9)
Mr. Harmon served as Interim Chief Financial Officer from August 21, 2010 to March 6, 2011. Mr. Harmon resigned from his position effective April 8, 2011.

(10)
Mr. Stewart resigned from his position, effective August 20, 2010.

(11)
Represents car allowance and $32,244 of LTIP Award settled in February 2011.

(12)
Represents LTIP Award settled in February 2011.

(13)
Represents LTIP Award settled in February 2011 and $20,000 bonus paid for his services as Interim Chief Financial Officer.

Grants of Plan-Based Awards

        The Company did not grant any stock-based awards to its Named Executive Officers in 2010.

Outstanding Equity Awards at Fiscal Year-End

        There were no outstanding equity awards held by any Named Executive Officers on December 31, 2010.

Option Exercises and Stock Vested

        No stock options or stock-based awards were vested or exercised by any Named Executive Officers in 2010.

Nonqualifed Deferred Compensation

        The Company has a Nonqualified Deferred Compensation Plan. Please see above under the headings "Compensation Discussion and Analysis—Deferred Compensation Plan" for a description of material terms of such plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
William Abbott,	81,569	—	20,310	(19,425)	423,360
President and Chief Executive Officer
Janice Arouh(1),	—	—	—	—	—
Former Executive Vice President, Network Distribution & Service
Edward Georger,	126,937	—	9,930	(113,305)	227,656
Executive Vice President, Advertising Sales
Michael J. Harmon(2),	—	—	—	—	—
Former Vice President & Interim Chief Financial Officer
Charles L. Stanford,	—	—	—	—	—
Executive Vice President and General Counsel
Brian Stewart(3),	22,914	—	13,164	(86,650)	249,113
Former Executive Vice President and Chief Financial Officer

(1)
Ms. Arouh resigned from her position, effective May 7, 2010.

(2)
Mr. Harmon served as Interim Chief Financial Officer from August 21, 2010 to March 6, 2011. Mr. Harmon resigned from his position, effective April 8, 2011.

(3)
Mr. Stewart resigned from his position, effective August 20, 2010.

Summary of Employment Agreements with Named Executive Officers

  Employment Agreement with William Abbott

        On August 8, 2006, the Company entered into an employment agreement with William Abbott that provided for his employment as Executive Vice President, Advertising Sales, which agreement was replaced by the employment agreement dated May 7, 2009 described below. Under the employment agreement, Mr. Abbott's base salary was at an annual rate of $523,688 for the term of employment, subject to annual increases at the discretion of the Company. Mr. Abbott was also entitled to receive a bonus each year of up to 25% of his base salary, conditioned on the Company's achievement of certain EBITDA, advertising revenue and ratings goals. (See details pertaining to performance bonus below under heading "Compensation Discussion and Analysis—Elements of Executive Compensation Packages—Bonus Determination.") On May 28, 2007, the Company amended Mr. Abbott's employment agreement and extended the term of his employment for an additional one year, through August 18, 2009. Under the amendment, in addition to participating in the bonus plan described above, Mr. Abbott was also eligible to participate in the Company's advertising sales year-end commission plan, although his compensation under the plan would have been at reduced levels. The amounts payable under the plan, for achievement of annual advertising sales revenue targets, were based on a percentage of base salary. Mr. Abbott's percentages were from 2.5% to 15% of his then-current base salary.

        On May 7, 2009, Mr. Abbott entered into an employment agreement that provides his employment as President and Chief Executive Officer effective June 1, 2009 through December 31, 2011, provided, that the term will automatically renew for one year periods if neither party provides notice to the other by June 30 of the last year of the term. Mr. Abbott's annual base salary was $670,000 per year and he is eligible to receive an annual performance bonus with a target of 60% of his then-current base salary with a potential payout range of 0 to 150%. The performance bonus is based on criteria outlined by the Company's Compensation Committee, which criteria shall be the same as that established for the senior management team. Mr. Abbott entered into a 2009 LTIP Agreement, 2010 LTIP Agreement and 2011 LTIP Agreement with a target of $469,000, $536,000 and $274,800 respectively. If Mr. Abbott is terminated without cause, the Company must pay the net present value of his base salary for twelve (12) months and a pro rata portion of his bonus, through the date his job duties end, for the calendar year in which termination occurs; vested ERISA benefits; and any amounts required by the terms of his LTIP Agreements. On May 11, 2010, the Company amended Mr. Abbott's employment agreement to extend the term of his employment until December 31, 2012. Additionally, under the amendment, the Company has increased Mr. Abbott's annual salary to $687,000 effective June 1, 2010 and has agreed to consider additional salary increases at its discretion on June 1 of each year.

        Under the employment agreement, Mr. Abbott may not compete with the Company during the term of his employment. Additionally, for the one-year period following his termination of employment for any reason, Mr. Abbott may not employ any person who is working for the Company as an officer, policymaker or in a high-level creative, development or distribution position at the date of termination of Mr. Abbott's employment.

  Employment Agreement with Janice Arouh

        On April 22, 2010, Ms. Arouh resigned, effective May 7, 2010. On August 8, 2006, the Company entered into an employment agreement with Janice Arouh that provided for her employment as Senior Vice President, Network Distribution and Service, through August 8, 2008. Under the employment agreement, Ms. Arouh's base salary was at an annual rate of $350,000 for the first year of the term and $370,000 for the second year of the term. Ms. Arouh was also entitled to receive a bonus each year of up to 20% of her base salary, conditioned on the Company's achievement of certain EBITDA, advertising revenue and ratings goals. (See details pertaining to performance bonus below under heading "Compensation Discussion and Analysis—Elements of Executive Compensation Packages—Bonus

Determination."). On May 30, 2008, the Company amended Ms. Arouh's employment agreement to provide for her employment as Executive Vice President, Network Distribution and Service, and extended the term of her employment for additional two years, through August 8, 2010. Also under the amendment, Ms. Arouh's salary was increased to $400,000 effective June 1, 2008, subject to further increases in the Company's discretion in June of each year of her term.

        Ms. Arouh's employment agreement contained identical non-compete and non-solicitation provisions to those contained in Mr. Abbott's employment agreement and which are described above.

  Employment Agreement with Edward Georger

        On June 15, 2009, the Company entered into an employment agreement with Edward Georger that provided for his employment as Executive Vice President, Advertising Sales, through December 31, 2011. In January 2011, the Company added "General Manager of Hallmark Movie Channel" to Mr. Georger's title. This employment agreement replaced an earlier employment agreement for Mr. Georger's employment as Senior Vice President, Advertising Sales. Under the new employment agreement, Mr. Georger's base salary is at an annual rate of $510,000 per year and the Company has agreed to consider adjusting his salary in June of each year during the term. Mr. Georger is also eligible to receive a bonus each year of up to 50% of his base salary, 25% of which will be conditioned on the Company's achievement of goals under the Company's Executive Bonus Plan and the remaining 25% will be conditioned on the Company's achievement of revenue goals under the Company's advertising sales incentive plan. (See details pertaining to performance bonus below under heading "Compensation Discussion and Analysis—Elements of Executive Compensation Packages—Bonus Determination."). Mr. Georger was also paid an incentive bonus of $35,000, 50% of which was paid within 10 days of executing the new employment agreement and the remaining 50% was paid in December 2009.

        Mr. Georger's employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Abbott's employment agreement and which are described above.

        Mr. Georger entered into a 2009 LTIP Agreement, 2010 LTIP Agreement and 2011 LTIP Agreement with a target of $229,500, $331,500 and $178,750, respectively.

  Employment Agreement with Michael J. Harmon

        On August 10, 2010, the Company entered into an employment agreement with Michael Harmon which only provided for his employment as Interim Chief Financial Officer from August 23, 2010 through such time when a permanent Chief Financial Officer begins his/her employment with the Company, which was March 7, 2011. During such period of employment, Mr. Harmon earned an additional gross monthly salary of $2,500. The Company did not enter into any employment agreement with Mr. Harmon prior to executing the agreement described herein. Mr. Harmon resigned from the Company effective April 8, 2011.

  Employment Agreement with Charles L. Stanford

        On August 8, 2006, the Company entered into a new employment agreement with Charles L. Stanford, for his services as Executive Vice President, Legal and Business Affairs and General Counsel, which was amended on January 29, 2008. This agreement replaced Mr. Stanford's previous 3-year employment agreement which would have expired on October 24, 2006. The new agreement, as amended, was through August 8, 2010 and provided for an annual base salary of $485,268, subject to a minimum increase of 3.0% in October of each year of his term. Mr. Stanford is also entitled to receive a bonus each year of up to 20% of his base salary, conditioned on the Company's achievement of certain EBITDA, advertising revenue and ratings goals. (See details pertaining to performance bonus below under heading "Compensation Discussion and Analysis—Elements of Executive Compensation

Packages—Bonus Determination".) On May 3, 2010, the Company amended Mr. Stanford's employment agreement to extend the term of his employment until December 31, 2011.

        Mr. Stanford's employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Abbott's employment agreement and which are described above.

        Mr. Stanford entered into a 2009 LTIP Agreement, 2010 LTIP Agreement and 2011 LTIP Agreement with a target of $211,965, $201,872 and $238,596, respectively.

  Employment Agreement with Brian C. Stewart

        On July 14, 2010, Mr. Stewart resigned effective August 20, 2010. On July 24, 2006, the Company entered into an employment agreement with Brian C. Stewart, for his services as Senior Vice President, Finance and interim Chief Financial Officer. The agreement was for a term of two years, expiring on July 23, 2008, and provided for an annual base salary of $340,000, subject to annual adjustment in the discretion of the Company. Mr. Stewart was also entitled to receive a bonus each year of up to 20% of his base salary, conditioned on the Company's achievement of certain EBITDA, advertising revenue and ratings goals (See details pertaining to performance bonus below under heading "Compensation Discussion and Analysis—Elements of Executive Compensation Packages—Bonus Determination".) On November 8, 2006, the parties amended Mr. Stewart's employment agreement. The amendment provided for his employment as the Company's Executive Vice President, Finance and Chief Financial Officer and an increase of his annual base salary to $350,000 through the remainder of the term. On January 29, 2008, the parties further amended Mr. Stewart's employment agreement and extended the term of his employment through July 24, 2010. Furthermore, pursuant to the amendment, Mr. Stewart received an annual base salary of $400,000 effective January 1, 2008, subject to increases in the Company's discretion in January of each year of his term.

        Mr. Stewart's employment agreement contained identical non-compete and non-solicitation provisions to those contained in Mr. Abbott's employment agreement and which are described above.

Potential Payments Upon Termination or Change-in-Control

  Employment Agreements

        In all of our employment agreements with our Named Executive Officers (except for Mr. Harmon), if his or her employment is terminated other than for death, disability or cause prior to the expiration of the employment agreements, the following will be paid by the Company:

  •
  except in the case of Messrs. Abbott and Georger, the greater of twelve months base salary or the remaining base salary for the remaining term of the employment agreement, paid in a lump sum and discounted at prime rates to present value at the time of payment;

  •
  in the case of Mr. Abbott, twelve months base salary, paid in a lump sum and discounted at prime rate to present value at the time of payment;

  •
  in the case of Mr. Georger, the lesser of twelve months base salary or the remaining base salary for the remaining term of the employment agreement, paid in a lump sum and discounted at prime rates to present value at the time of payment;

  •
  pro rata bonus through the termination date;

  •
  any amounts payable under the LTIP Agreements;

  •
  vested ERISA benefits, such as those under the 401(k) plan; and

  •
  benefits that may be required by law, such as those under COBRA.

        In the event of termination for the reason stated above, the Named Executive Officer has no obligation to seek comparable employment and, if the executive accepts employment during the severance period, there will be no offset by the Company against the amounts paid for termination. Additionally, the non-competition provision in the employment agreements will not apply from the termination date.

        If a Named Executive Officer's employment is terminated as a result of death, disability or for cause, the following will be paid by the Company:

  •
  salary through the later of (i) expiration date of the 5 business days after the event which triggered the termination or (ii) end of the month in which the triggering event occurred;

  •
  any amounts payable under the LTIP Agreements;

  •
  vested ERISA benefits, such as those under the 401(k) plan; and

  •
  benefits that may be required by law, such as those under COBRA.

  LTIP Agreements

        If an executive's employment is terminated, other than by reason of death, disability or involuntary termination without cause, any outstanding unvested LTIP Award will terminate immediately and no payment will be made with respect to such Awards.

        A pro rata percentage of any outstanding unvested LTIP Award will vest immediately and be settled upon termination by reason of involuntary termination without cause, if such termination is a result of death or disability or occurs on or after January 1, 2011 and January 1, 2012 in the case of 2010 LTIP Agreement and 2011 LTIP Agreement, respectively. The pro rata percentage will be calculated by taking the number of days an executive was employed by the Company commencing with the date of the LTIP Agreement divided by the total number of days, commencing with the date of the applicable LTIP Agreement and concluding with the applicable scheduled vesting dates set forth in the applicable LTIP Agreement.

  Summary of Potential Termination or Change-in-Control Payments

        The table below reflects the dollar amount of compensation to each Named Executive Officer who is employed by the Company as of the date of this Proxy Statement in the event of termination of such individual's employment prior to the expiration of the employment agreements. The amounts shown assume that the termination was effective December 31, 2010.

WILLIAM ABBOTT

Benefits and Payments Upon Termination	Voluntary Termination on 12/31/10($)	Termination for Cause on 12/31/10($)	Involuntary Termination without Cause on 12/31/10($)	Retirement at "Normal Retirement Age" on 12/31/10($)	Disability on 12/31/10($)	Death on 12/31/10($)
Compensation:
Salary(1)	—	—	687,000	—	—	—
Bonus(2)	—	—	421,304	—	—	—
Incentives and Benefits:
LTIP(3)	—	—	209,394	—	313,914	313,914
Deferred Compensation Plan(4)	423,360	423,360	423,360	423,360	423,360	423,360
Life Insurance Benefits(5)	—	—	—	—	—	200,000
Unused Vacation and Personal Time Pay	90,549	90,549	90,549	90,549	90,549	90,549

EDWARD GEORGER

Benefits and Payments Upon Termination	Voluntary Termination on 12/31/10($)	Termination for Cause on 12/31/10($)	Involuntary Termination without Cause on 12/31/10($)	Retirement at "Normal Retirement Age" on 12/31/10($)	Disability on 12/31/10($)	Death on 12/31/10($)
Compensation:
Salary(1)	—	—	520,200	—	—	—
Bonus(2)	—	—	183,467	—	—	—
Incentives and Benefits:
LTIP(3)	—	—	96,113	—	160,756	160,756
Deferred Compensation Plan(4)	227,656	227,656	227,656	227,656	227,656	227,656
Life Insurance Benefits(5)	—	—	—	—	—	200,000
Unused Vacation and Personal Time Pay	69,028	69,028	69,028	69,028	69,028	69,028

CHARLES L. STANFORD

Benefits and Payments Upon Termination	Voluntary Termination on 12/31/10($)	Termination for Cause on 12/31/10($)	Involuntary Termination without Cause on 12/31/10($)	Retirement at "Normal Retirement Age" on 12/31/10($)	Disability on 12/31/10($)	Death on 12/31/10($)
Compensation:
Salary(1)	—	—	530,215	—	—	—
Bonus(2)	—	—	107,766	—	—	—
Incentives and Benefits:
LTIP(3)	—	—	88,761	—	128,126	128,126
Deferred Compensation Plan(4)	—	—	—	—	—	—
Life Insurance Benefits(5)	—	—	—	—	—	200,000
Unused Vacation and Personal Time Pay	70,355	70,355	70,355	70,355	70,355	70,355

(1)
Twelve month base salary pursuant to the employment agreements.

(2)
Actual amount of bonus earned in 2010 and paid in 2011.

(3)
LTIP Awards which would have vested and settled pursuant to the 2009 LTIP Agreement and 2010 LTIP Agreement.

(4)
Balance of deferred compensation plus accrued interest.

(5)
Proceeds payable to Named Executive Officer's beneficiaries upon his or her death.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely upon a review of Forms 3 and 4, and amendments thereto furnished to the Company by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2010 were made timely.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of April 27, 2011, with respect to beneficial ownership of our Class A Common Stock and Preferred Stock by each of the Named Executive Officers employed by the Company at April 27, 2011, each director, each holder of more than 5% of either class, and all current directors and executive officers as a group.

        Except as indicated in the footnotes to this table, the persons named each have sole voting and investment power over the shares shown as owned by them. The percentage of beneficial ownership is based on 359,675,936 shares of our Class A Common Stock and 185,000 shares of our Preferred Stock outstanding as of April 27, 2011.

Amount of Nature of Beneficial Ownership(1)

	Class A Common Stock	% of Class	Preferred Stock	% of Class	% of Total Voting Power
Name and Address of Beneficial Owner 5% Stockholders:
H C Crown LLC(2) 2501 McGee Street, Kansas City, MO 64108	324,885,516	90.3%	185,000	100%	91.9%
Directors and Named Executive Officers:
William Abbott	0	*	0	*	*
Dwight C. Arn	0	*	0	*	*
Robert C. Bloss	0	*	0	*	*
William Cella	5,970	*	0	*	*
Glenn Curtis	0	*	0	*	*
Steve Doyal	1,500	*	0	*	*
Brian E. Gardner	0	*	0	*	*
Edward Georger	3,400	*	0	*	*
Herbert A. Granath	0	*	0	*	*
Donald J. Hall, Jr.(3)	324,888,019	90.3%	185,000	100%	91.9%
Irvine O. Hockaday, Jr.(4)	40,795	*	0	*	*
A. Drue Jennings	0	*	0	*	*
Peter A. Lund(5)	6,390	*	0	*	*
Brad R. Moore	0	*	0	*	*
Charles L. Stanford	12,750	*	0	*	*
Deanne R. Stedem	1,000	*	0	*	*
All directors and executive officers as a group (18 persons)	324,959,824	90.3%	185,000	100%	91.9%

*
The percentage of shares or voting power beneficially owned does not exceed 1% of the class.

(1)
Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship, or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days from October 31, 2010. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which the person has the right to acquire voting and/or investment power within 60 days. The number of shares shown includes outstanding shares of common stock owned as of April 27, 2011 by the person indicated and shares underlying options owned by such person on April 27, 2011 that were exercisable within 60 days of that date.

(2)
Based on a Schedule 13D/A filed on June 30, 2010, jointly by Hallmark Cards, HCC and H.A., Inc., who as of that date shared voting and dispositive power with respect to 324,885,516 shares of Class A Common Stock and 185,000 shares of Preferred Stock directly owned by HCC, a wholly-owned subsidiary of Hallmark Cards.

(3)
Includes 2,500 shares of Class A Common Stock beneficially owned by Donald J. Hall, Jr. Donald J. Hall, Jr., may also be deemed to be a beneficial owner of the shares beneficially owned by HCC because Mr. Hall is a co-trustee of a voting trust which controls all of the voting securities of Hallmark Cards and he is Vice Chairman of the board of directors, Chief Executive Officer and President of Hallmark Cards. Mr. Hall disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(4)
Includes 4,098 shares of Class A Common Stock underlying options that have vested.

(5)
Consists of 6,390 shares of Class A Common Stock underlying options that have vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following summary descriptions of agreements to which we are a party are qualified in their entirety by reference to the agreement to which each summary description relates, each of which we have filed with the SEC.

Policies and procedures for the review, approval or ratification of transactions with related persons

        The Audit Committee, under its charter, has been delegated by the Board the authority to review and approve related party transactions. To seek approval of marketing-related transactions with Hallmark Cards, management begins by providing the Audit Committee a summary of the transactions, together with researched data which supports management's decision in selecting Hallmark Cards as a commercially reasonable and cost effective partner for such marketing activities. At its meetings, the Audit Committee discusses the appropriateness of the transaction for the Company and renders a decision. For efficiency purposes, the Audit Committee has asked management to seek approval only if a transaction involves a financial commitment on the part of the Company that is greater than $5,000 per transaction. Notwithstanding the foregoing, management seeks approval of transactions surrounding major holiday campaigns (for example, Valentine's Day, Mother's Day and Christmas) regardless of the monetary value involved. These practices and corporate governance principles are reflected in minutes and are not otherwise the subject of written policies or procedures.

        To seek approval of any other related-party transactions, management begins by providing a summary of the transaction and any documents that are necessary for the independent directors to review and approve the transactions. Such directors then conduct a meeting (or multiple meetings, if necessary) to discuss the appropriateness of the transactions for the Company and render their decision. In certain cases, the Board may form a special committee of directors who are independent of the transaction at hand and delegate authority to such committee to review and approve the transaction. Generally, such special committee would have authority to retain financial advisors and legal counsel who advise the committee on matters relating to the transaction.

Recapitalization

        On June 29, 2010 the Company consummated a series of recapitalization transactions (the "Recapitalization") pursuant to a Master Recapitalization Agreement dated February 26, 2010, by and among the Company, Hallmark Cards, H C Crown, LLC ("HCC"), a subsidiary of Hallmark Cards, and related entities.

        Among other things, the Recapitalization included the following:

  •
  Exchange of approximately $1.162 billion of debt (the "HCC Debt") for new debt, Preferred Stock and Common Stock;

  •
  Mergers of two intermediate holding companies, Hallmark Entertainment Investments Co. ("HEIC") and Hallmark Entertainment Holdings, Inc. ("HEH"), with and into the Company (collectively, the "Mergers");

  •
  Reclassification of shares of Class B Common Stock into shares of Class A Common Stock upon the filing of the Second Amended and Restated Certificate of Incorporation; and

  •
  Approval and authorization for the future filing of the Third Amended and Restated Certificate of Incorporation, the principal effect of which would be a reverse split of shares of Common Stock at such time as authorized by the Company's Board of Directors.

        The following were issued in exchange for HCC Debt:

  •
  $315.0 million principal amount of new debt issued pursuant to the terms of the credit agreement between the Company and HCC (the "Credit Agreement") in two tranches: (i) the $200.0 million Term A Loan bearing interest at 9.5% per annum through December 31, 2011, and 12% thereafter and (ii) the $115.0 million Term B Loan bearing interest at 11.5% through December 31, 2011, and 14.0% thereafter (collectively, the "New Debt");

  •
  185,000 shares of the Company's Series A Convertible Preferred Stock ("Preferred Stock"), $0.01 par value, with the terms summarized under "Preferred Stock Terms" below; and

  •
  254,887,860 shares of the Company's Class A Common Stock in exchange for the residual amount of HCC Debt converted at $2.5969 per share.

        Immediately after consummation of the Mergers and issuance of Common Stock in partial exchange for HCC Debt, HCC owned approximately 90.3% of the Company's Class A Common Stock and all of the outstanding Preferred Stock.

        In addition, the transactions resulted in the following:

  •
  The increase of the authorized shares of Class A Common Stock to 500,000,000 shares; the decrease of the authorized Preferred Stock to 1,000,000 shares; and the elimination of the Class B Common Stock;

  •
  Amendment No. 2 to the Tax Sharing Agreement between the Company and Hallmark Cards, to among other things, (i) permit Hallmark Cards to defer any future tax benefit payable to the Company for application against future tax liabilities of the Company (ii) allow the Company to deduct interest accrued on the 10.25% Senior Secured Note from January 1, 2010, through June 29, 2010; and (iii) provide for the treatment of the Recapitalization under the Tax Sharing Agreement;

  •
  Execution of the registration rights agreement, by and among the Company, HCC and certain HEIC stockholders;

  •
  Extension of the Company's $30.0 million revolving line of credit with JP Morgan Chase Bank to June 30, 2011, and Hallmark Card's agreement to guarantee up to $30.0 million for such revolving line of credit; and

  •
  A Stockholders Agreement, by and among the Company, HCC and Hallmark Cards, pursuant to which, among other things, Hallmark Cards entities agreed not to acquire, through December 31, 2013, additional shares of Class A Common Stock, subject to certain exceptions, and agreed to certain restrictions on their ability to sell or transfer shares of Class A Common Stock until December 31, 2013 and, subject to lesser restrictions, until December 31, 2020.

  Credit Agreement

        Pursuant to the Recapitalization, the Company and HCC entered into a Credit Agreement providing for the restructuring of approximately $315.0 million principal amount of the HCC Debt into new debt instruments on terms including the following:

  •
  Maturity:  The maturity of the New Debt is December 31, 2013.

  •
  Tranches:  The New Debt includes two tranches:

  •
  Term A Loan of $200.0 million bears interest payable in cash at the rate of 9.5% per annum through December 31, 2011, and 12% thereafter.

  •
  Term B Loan of $115.0 million bears interest payable in cash at the rate of 11.5% through December 31, 2011, and 14% thereafter. At the Company's option, it may pay-in-kind ("PIK") interest payable for quarters in 2010. Through December 31, 2010, the Company has paid interest in cash.

        The Company has the option to PIK up to three additional quarterly cash payments in the aggregate for the Term A Loan and the Term B Loan. Exercise of the 2010 PIK option under the Term B Loan did not reduce the number of additional PIK options available to the Company. If the Company opts to PIK both the Term A Loan and the Term B Loan cash interest payments in a single quarter, that will count as two of the Company's three additional PIK options.

        Default Interest:    The Company will be required to pay interest on its obligations to HCC at an interest rate equal to the original interest rate applicable to such obligations plus 2% if: (i) any amount of principal of the New Debt is not paid when due; (ii) any amount payable under any Fundamental Document (as defined in the Credit Agreement) is not paid when due; or (iii) an Event of Default (as described below) exists.

        Prepayment:    The New Debt is prepayable at any time at par plus accrued interest.

        Mandatory Prepayments:    The following amounts must be used to prepay the New Debt: (1) all net cash proceeds from asset sales or other dispositions, except to the extent such net cash proceeds are reinvested in productive assets of a kind then used or usable in the business of the Company or its subsidiaries within 180 days of the sale or other disposition; (2) 100% of net cash proceeds from equity issuances; (3) 100% of net cash proceeds from debt issuances (exclusive of the bank credit facility); (4) 75% of Excess Cash Flow (as defined in the Credit Agreement); and (5) upon the sale of assets in advance of a condemnation proceeding, or following the occurrence of a casualty or condemnation for which the Company or its subsidiaries have received proceeds, any such proceeds in excess of the amount used to replace the subject assets. Prepayments must be applied in the following order (i) first to PIK interest on the Term A Loan (ii) then to principal on the Term A Loan (iii) then to PIK interest on the Term B Loan, and (iv) finally to principal on the Term B Loan. In February 2011, HCC consented to modifying the definition of Excess Cash Flow by allowing the Company to deduct the following from Cash Flow from Operating Activities: (i) all interest and principal paid pursuant to the Credit Agreement that is not otherwise captured in (a) or (e) of the definition of "Excess Cash Flow"

and (ii) all payments for debt restructuring costs under a troubled debt restructuring that are shown in the "Cash Flow from Financing Activities" section of Crown's Consolidated Statement of Cash Flows.

        Acceleration:    The principal and interest on the New Debt will become immediately due and payable upon a change in control arising from (i) a Premium Transaction (as described below under "Stockholders Agreement") or (ii) a transaction approved by the Company's Board of Directors. Upon an Event of Default, HCC may declare the principal and interest on the New Debt due and payable, without presentment, demand, protest or other notice.

        Collateral:    The obligations under the Credit Agreement are secured by substantially all assets of the Company's and its subsidiary guarantors' (each, a "Credit Party", collectively, the "Credit Parties"). This security interest is subordinate to the lender's security interest under the JP Morgan Chase Bank revolving credit facility.

        Affirmative Covenants:    Under the Credit Agreement, the Credit Parties will, among other things:

  (i)
  Provide annual and quarterly financial statements and compliance certificates to HCC.

  (ii)
  Maintain their corporate existence and material rights, licenses and permits and comply in all material respects with applicable law.

  (iii)
  Keep their tangible properties that are material to the business in good repair and working condition and their assets of an insurable character.

  (iv)
  Provide prompt notice to HCC of material events including any Event of Default, any material adverse change in the party's condition or operations or any event which could reasonably be expected to materially and adversely affect performance of such party's obligations to HCC, result in a Material Adverse Effect (as defined in the Credit Agreement) or otherwise cause the loss of more than 7.5 million subscribers.

  (v)
  Provide prompt notice to HCC of the institution of any action or investigation by any governmental authority or material development in any action or investigation, which might, if adversely determined, reasonably be expected to have a material adverse effect or otherwise cause the loss of more than 7.5 million subscribers.

  (vi)
  Upon HCC's request, take all actions necessary to register copyrights or trademarks.

  (vii)
  Defend the collateral against liens other than permitted encumbrances.

  (viii)
  Notify HCC of any potential violation of, non-compliance with or potential liability under, any environmental laws which could reasonably be expected to have a material adverse effect.

  (ix)
  Upon HCC's request, obtain credit ratings issued by Moody's or S&P.

        Negative Covenants:    The Credit Agreement includes restrictions on the ability of the Credit Parties' to, among other things:

  (i)
  Incur additional indebtedness, subject to certain exceptions including, but not limited to, indebtedness in respect of secured purchase money financings not to exceed $30.0 million at any time, ordinary trade payables, indebtedness to another Credit Party and the $30.0 million revolving credit facility.

  (ii)
  Incur liens on any collateral, subject to certain exceptions including, but not limited to, subordinated liens in favor of guilds as required by collective bargaining agreements and liens incurred in the ordinary course of business.

  (iii)
  Incur guaranties, subject to certain exceptions including, but not limited to, certain guaranties that would constitute investments.

  (iv)
  Make investments or payments, subject to certain exceptions including investments of less than $5 million in the aggregate to entities that are not wholly-owned subsidiaries, intercompany advances, payments to other Credit Parties and to Hallmark Cards pursuant to the terms of a service agreement.

  (v)
  Sell, lease, transfer, license, or otherwise dispose of (A) movies or television programs other than in the ordinary course of business (provided that the Company will not be entitled to sell, transfer or alienate its entire interest items of such products with an aggregate value in excess of $5 million), (B) channels owned or operated by the Credit Parties or (C) other property, except de minimus dispositions made in the ordinary course of business.

  (vi)
  Sell, discount or otherwise dispose of notes, accounts receivable, or other obligations owing to HCC, except in the ordinary course of business.

  (vii)
  Make or incur obligations to make capital expenditures in excess of $10.0 million for fiscal year 2010, $5.0 million for fiscal year 2011, $5.0 million for fiscal year 2012, and $5.0 million for fiscal year 2013.

  (viii)
  Amend any material agreement in a manner materially disadvantageous to HCC.

  (ix)
  Enter into any agreement prohibiting the creation or assumption of liens upon the properties or assets of the Credit Parties or requiring an obligation to be secured if some other obligation is secured.

  (x)
  Enter into any interest rate protection agreement or currency agreement other than for bona fide hedging purposes.

  (xi)
  Permit the Cash Interest Coverage ratio (as defined in the Credit Agreement) of the Company and its consolidated subsidiaries, as at the end of each fiscal quarter, to be less than 2.0:1.0.

        Events of Default:    The Credit Agreement defines "Events of Default" to include the following:

  (i)
  Any representation or warranty made by any Credit Party in the Credit Agreement, other Fundamental Document or in any document furnished to HCC pursuant to the Credit Agreement or other Fundamental Document, is proven to have been false or misleading in any material respect.

  (ii)
  Default in the payment of any principal of or interest on the New Debt (subject to a five day grace period) or other fees payable by the Company under the Credit Agreement.

  (iii)
  Default by any Credit Party in the performance of the covenant requiring notice of material events, any other negative covenant or the requirement to establish the NICC reserve account.

  (iv)
  Default by any Credit Party in the performance of any other covenant or agreement contained in the Credit Agreement or any Fundamental Document, continuing unremedied for thirty days after the defaulting party obtains knowledge thereof or receives written notice from HCC.

  (v)
  Default with respect to any indebtedness of any Credit Party in excess of $1.0 million when due or the performance of any obligation relating to such indebtedness, if the effect is to accelerate or permit the acceleration of the maturity of such indebtedness.

  (vi)
  Any Credit Party does not pay its debts as they become due or admits in writing its inability to pay its debts, makes a general assignment for the benefit of creditors or is subject of a voluntary or involuntary bankruptcy or similar proceeding.

  (vii)
  Final judgments for payments in excess of $1.0 million are rendered in the aggregate against any Credit Party that is not discharged or stayed pending appeal within thirty days from the entry of the judgment.

  (viii)
  The Credit Agreement or other Fundamental Document ceases to be in full force and effect.

  (ix)
  The Credit Parties fail to maintain employee benefit plans in accordance with ERISA.

  (ix)
  The Company defaults on the NICC Preferred Interest and such default is not remedied, cured, waived or consented to within the grace period with respect thereto.

  (xi)
  Any demand for payment is made pursuant to Hallmark Card's guaranty with respect to the bank credit facility.

  Stockholders Agreement

        Pursuant to the Recapitalization, the Company, Hallmark Cards and HCC entered into the Stockholders Agreement which provides for, among other things, the following.

        Standstill Provisions:    Hallmark Cards will not, and will cause its controlled affiliates not to, acquire any additional shares of Common Stock (including pursuant to a short form merger) until December 31, 2013 except:

  (i)
  acquisitions that are effected with the prior approval of a special committee of the Board of Directors comprised solely of independent and disinterested directors;

  (ii)
  acquisitions in connection with the conversion of Preferred Stock;

  (iii)
  in the event that the Company issues additional shares of capital stock, such additional shares as are necessary to ensure that Hallmark Cards continues to hold at least the same percentage of the shares of all classes of the Company's capital stock as Hallmark Cards owned immediately prior to such issuance; and

  (iv)
  acquisitions effected between January 1, 2012 and December 31, 2013 and either (x) in connection with certain Premium Transactions (as defined below) or (y) pursuant to a tender offer by Hallmark Cards or its affiliates for all of the outstanding shares of Common Stock, provided the holders of Common Stock not affiliated with Hallmark Cards tender, in the aggregate, at least a majority of the shares of Common Stock held by all such stockholders at such time.

        "Premium Transaction" means a transaction involving the sale or transfer by HCC of its shares of Common Stock to a third party (by merger or otherwise) in which all stockholders unaffiliated with Hallmark Cards are entitled to participate and are entitled to receive both (i) consideration equivalent in value to the highest consideration per share of Common Stock received by HCC in connection with such transaction, and (ii) a premium of $0.50 per share of Common Stock (subject to adjustment for any stock splits, combinations, reclassifications, adjustments, sale of Common Stock by the Company, or sale of Common Stock by HCC pursuant to a public offering or block trade as described above, or any similar transaction). For the avoidance of doubt, the aggregate premium shall not exceed $17,400,880, which is the product of the number of outstanding shares owned by minority stockholders as of the date of the Master Recapitalization Agreement multiplied by $0.50. Also, for the avoidance of doubt, HCC may effectuate a Premium Transaction pursuant to a short-form merger (or other merger) between the Company and HCC or any purchaser of its shares, so long as the holders of Class A Common Stock not affiliated with HCC receive the consideration provided for in this paragraph in connection with such merger.

        Co-sale Provisions:    Until December 31, 2013, HCC will not sell or transfer its Common Stock to a third party except:

  (i)
  to an affiliate of Hallmark Cards or pursuant to a bona fide pledge of the shares to a lender that is not an affiliate of Hallmark Cards (collectively, a "Permitted Transfer");

  (ii)
  with the prior approval of a special committee of the Board of Directors comprised solely of independent and disinterested directors; or

  (iii)
  after January 1, 2012 until December 31, 2013 (x) in a Premium Transaction or (y) pursuant to a public offering or block trade in which to the knowledge of HCC, no purchaser (together with its affiliates and associates) acquires beneficial ownership of a block of shares of the Company in such transaction in excess of 5% (in the case of a public offering) or 2% (in the case of any block trade) of the outstanding Common Stock.

        From and after January 1, 2014 until the earlier of December 31, 2020, or such time as Hallmark Cards and its controlled affiliates no longer beneficially own a majority of the Common Stock, HCC will not sell or transfer, in one or a series of related transactions, a majority of the outstanding shares of Common Stock to a third party, unless (x) in a Permitted Transfer, (y) with the prior approval of a special committee of the Board of Directors or (z) all stockholders unaffiliated with Hallmark Cards will at Hallmark Card's option be entitled to either participate in such transaction on the same terms as HCC or receive cash consideration equivalent in value to the highest consideration per share of Common Stock received by HCC in connection with such transaction.

        Subscription Rights:    Except as otherwise set forth below, any time the Company proposes to issue equity securities of any kind, including any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities ("Proposed Securities"), the Company will:

  (i)
  give written notice setting forth in reasonable detail (w) the designation and all of the terms and provisions of the Proposed Securities, including the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity, (x) the price and other terms of the proposed sale of such securities, (y) the amount of such securities proposed to be issued, and (z) such other information as HCC reasonably requests in order to evaluate the proposed issuance; and

  (ii)
  offer to issue to HCC or its affiliate a portion of the Proposed Securities equal to a percentage (the "Fully Diluted Ownership Percentage") determined by dividing (x) the number of shares owned by HCC and its affiliates immediately prior to the issuance of the Proposed Securities by (y) the total number of shares of Common Stock then outstanding, including for purposes of this calculation all shares outstanding on a fully diluted basis.

        If the Proposed Securities are to be issued to employees of the Company or its affiliates as compensation with the approval of the Board of Directors (the "Employee Proposed Securities"), the Company must comply with the following:

  (i)
  If the Employee Proposed Securities are shares of capital stock, subject to vesting or other similar conditions ("Restricted Stock"), then HCC and, if applicable, its affiliates have the right to purchase capital stock of the same class as the Restricted Stock but which is not subject to vesting or other similar conditions. HCC or its affiliates may purchase up to the number of shares of capital stock equal to the number of shares of Restricted Stock to be issued multiplied by a fraction, the numerator of which is the Fully Diluted Ownership Percentage and the denominator of which is 100% minus the Fully Diluted Ownership Percentage. The purchase price for such securities will be the fair market value of the Restricted Stock on the date of issuance.

  (ii)
  If the Employee Proposed Securities are options to acquire capital stock of the Company, then the issuance of the Proposed Securities will be deemed to occur upon the exercise of the options and not upon the issuance of the options, and HCC and, if applicable, its affiliates, will have the right to purchase, prior to the expiration of ten (10) business days after receipt of notice of such exercise from the Company, capital stock of the same class as the underlying security. HCC or its affiliates may purchase up to the number of shares of capital stock equal to the number of shares of the underlying security to be issued upon the exercise of such Employee Proposed Securities multiplied by a fraction, the numerator of which is the Fully Diluted Ownership Percentage and the denominator of which is the quantity 100% minus the Fully Diluted Ownership Percentage. The issuance price will be deemed to be the fair market value of the underlying security on the date of exercise and not the exercise price of the option or right.

        The Company did not issue any Proposed Securities to employees during 2010.

        If the Proposed Securities are options or rights to acquire capital stock of the Company but are not Employee Proposed Securities, then the issuance of the Proposed Securities will be deemed to occur upon the exercise of the options or rights and not upon the issuance of the options or rights, and HCC and, if applicable, its affiliates have the right to purchase capital stock of the same class as the underlying security. HCC or its affiliates may purchase up to the number of shares of capital stock equal to the number of shares of the underlying security to be issued upon the exercise of such Proposed Securities multiplied by a fraction, the numerator of which is the Fully Diluted Ownership Percentage and the denominator of which is the quantity 100% minus the Fully Diluted Ownership Percentage. The issuance price will be deemed to be the sum of the purchase price for such options or rights, plus any additional consideration paid upon exercise of such options or rights.

        HCC and, if applicable, its affiliates, must exercise their purchase rights within ten (10) business days after receipt of such notice from the Company. Upon the expiration of the offering period, the Company will be free to sell such Proposed Securities that HCC and its affiliates have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered HCC and its affiliates.

        The majority of the obligations of Hallmark Cards set forth in the Stockholders Agreement will terminate upon a payment default on the New Debt, subject to a 60-day cure period. The Stockholders Agreement also terminates on the earliest of (i) such time as Hallmark Cards and its controlled affiliates cease to hold a majority of the Common Stock, (ii) such time as Hallmark Cards and its affiliates own all of the outstanding Common Stock and (iii) December 31, 2020.

  Prior Stockholders Agreement

        Prior to the Recapitalization, we were a party to a stockholders agreement, amended and restated as of August 30, 2001, as further amended, with VISN, The DIRECTV Group, Inc. ("DIRECTV"), and Hallmark Entertainment Investments. The stockholders agreement provided certain corporate governance rights, and limitations on the Company's ability, directly or indirectly, to enter into any material contracts or transactions with any affiliate of certain stockholders. As a result of the Recapitalization, this stockholders agreement is no longer effective.

  Registration Rights Agreement

        In connection with the Recapitalization, the Company and HCC are parties to a Registration Rights Agreement (the "Registration Rights Agreement") relating to the shares of Common Stock (i) issued to HCC or any joined party in connection with the Mergers, (ii) issuable to HCC upon conversion of the HCC Debt and upon conversion of the Preferred Stock, (iii) acquired by HCC pursuant to its subscription rights as set forth in the Stockholders Agreement and (iv) issued as a dividend or other distribution with respect to, or in exchange for or in replacement of the shares of Common Stock referred to in clauses (i)—(iii) (the shares described in clauses (i)—(iv) collectively, the "Registrable Securities"). The Registration Rights Agreement grants (i) 3 demand registration rights exercisable by the holders of a majority of the Registrable Securities, (ii) 3 resale shelf demand rights exercisable by holders of a majority of the Registrable Securities and (iii) unlimited piggyback rights. The expenses of any of these registrations will be borne by the Company.

  Preferred Stock Terms

        In connection with the Recapitalization, the Company issued to HCC 185,000 shares of Preferred Stock. The terms of the Preferred Stock include the following:

        Dividends:    No dividends will accrue or be payable from the date of issue of the Preferred Stock through December 31, 2010. Cumulative dividends will accrue from and after January 1, 2011 through December 31, 2011 at the rate of 14% per annum of the Original Issue Price. The "Original Issue Price" is $1,000 per share subject to adjustment in the event of any stock dividends, stock splits, stock distributions or combinations and other corporate actions having a similar effect with respect to the Preferred Stock. Cumulative dividends will accrue from and after January 1, 2012 at the rate of 16% per annum of the Original Issue Price. Until December 31, 2014, dividends are payable in cash or in additional shares of Preferred Stock, at the option of the Company. After December 31, 2014, dividends on the Preferred Stock are payable in cash only. The Preferred Stock will participate with the Common Stock as to any declared dividends on an "as converted" basis.

        Optional Conversion:    Each share of Preferred Stock will become and remain convertible at the earlier of December 31, 2013, or upon a payment or refinancing of the New Debt (a "Refinancing") at the option of the holder into a share of Common Stock at the rate equal to the Original Issue Price plus accrued and unpaid cash dividends with respect to such shares of Preferred Stock divided by the Preferred Conversion Price. "Preferred Conversion Price" was $2.5969 as of the closing of the Recapitalization, which price is subject to adjustments for stock splits, combinations, dividends, mergers, recapitalizations and other corporate actions having a similar effect with respect to the Preferred Stock and other adjustments as provided below under "Anti-Dilution Protection."

        Anti-Dilution Protection:    The Preferred Conversion Price will be subject to adjustment for stock splits, combinations, dividends, mergers, recapitalizations and other corporate actions having a similar effect with respect to the Preferred Stock. The Preferred Conversion Price will also be subject to adjustment on a full-ratchet basis in the event that the Company issues additional shares (other Board-approved employee options or shares in an acquisition, merger or joint venture) at a purchase price less than the prevailing Preferred Conversion Price. Full-ratchet basis means an adjustment of the Preferred Conversion Price to the lowest consideration paid per share for the additional shares. Shares subject to options, other rights to acquire and convertible securities are deemed issued at their then exercise or conversion price.

        Mandatory Redemption:    The Company must provide written notice (the "Excess Proceeds Notice") to holders of Preferred Stock, when and as the Company receives, upon a refinancing of the New Debt, net proceeds from such refinancing in excess of the aggregate outstanding principal and interest amounts of New Debt (the "Excess Refinancing Proceeds"). Upon receipt of such notice, the holders of Preferred Stock may elect to apply such Excess Refinancing Proceeds to redeem (to the extent of funds legally available for such redemption) at the Redemption Price a number of the outstanding shares of Preferred Stock. The "Redemption Price" means a price per share equal to the Original Issue Price, plus an amount equal to any accrued but unpaid cash dividends with respect to such share, together with any other dividends declared but unpaid. If the Company receives any such requests, it must redeem on the twentieth day after delivery of the Excess Proceeds Notice, the number of outstanding shares of Preferred Stock set forth in all such notices received by the Company within fifteen days after delivery of the Excess Proceeds Notice. If the Excess Refinancing Proceeds are not sufficient to redeem all shares of Preferred Stock to be redeemed, the Company will redeem a pro rata portion of redeemable shares based on the holders' respective redemption requests.

        Optional Redemption:    The Company will be able to redeem the Preferred Stock at any time, upon 10-days written notice, at the Redemption Price.

        Voting Rights:    The Preferred Stock will vote together with the Common Stock as a single class, with the Preferred Stock voting on an "as converted" basis.

        Protective Provisions:    The consent of holders of more than 50% of the Preferred Stock, voting as a separate class, will be required to approve certain actions, including without limitation:

  (i)
  Any authorization, offer, sale or issuance of any equity securities pari passu or senior in right of liquidation, dividends or otherwise to the Preferred Stock or any additional shares of Preferred Stock.

  (ii)
  Repurchase or redemption of equity securities (other than from an employee following termination), or declaration or payment of any dividend on the Common Stock.

  (iii)
  Any sale, merger, liquidation or dissolution of the Company.

  (iv)
  Any significant acquisitions involving the payment, contribution or assignment by or to the Company or its subsidiaries of money or assets greater than $5,000,000.

  (v)
  Any action that adversely alters or changes the rights, preferences or privileges of the Preferred Stock.

  (vi)
  The issuance of any additional shares of Common Stock (other than pursuant to options outstanding on the Closing Date) or options or rights to acquire Common Stock.

  (vii)
  Except for certain indebtedness, liens and guaranties permitted by the Credit Agreement, authorization or issuance of any debt security unless the debt security has received the prior approval of the Board of Directors, or amendment of the terms of any agreement regarding material indebtedness of the Company, unless the amendment has been approved by the Board of Directors.

        Liquidation Preference:    In the event of any liquidation or winding up of the Company, the holders of the Preferred Stock will be entitled to receive, in preference to the holders of the Common Stock, an amount equal to the greater of (x) the Original Issue Price per share plus accrued but unpaid cash dividends thereon, or (y) that amount that would be received by such holders on an "as converted" basis had all Preferred Stock been converted into Common Stock immediately prior to such liquidation or winding up. A consolidation, merger or other form of acquisition of the Company or a sale of all or substantially all of its assets will be deemed to be a liquidation or winding up for purposes of the liquidation preference.

  Tax Sharing Agreement

        On March 11, 2003, the Company became a member of Hallmark Cards consolidated federal tax group and entered into a federal tax sharing agreement with Hallmark Cards. Hallmark Cards includes the Company in its consolidated federal income tax return. Accordingly, Hallmark Cards has benefited from past tax losses and may benefit from future tax losses, which may be generated by the Company. Based on the original tax sharing agreement, Hallmark Cards paid the Company all of the benefits realized by Hallmark Cards as a result of consolidation, 75% in cash on a quarterly basis and the balance when the Company becomes a taxpayer. Under that tax sharing agreement, at Hallmark Cards' option, this 25% balance could be applied as an offset against any amounts owed by the Company to any member of the Hallmark Cards consolidated group under any loan, line of credit or other payable, subject to any limitations under any loan indentures or contracts restricting such offsets.

        In connection with the Recapitalization, the tax sharing agreement was amended, effective as of January 1, 2010. The amendment provides, among other things, that:

  •
  Hallmark Cards will not pay any Crown Tax Benefits (defined in the tax sharing agreement) in cash and instead will carry forward any such amounts to offset future Crown Tax Liability (defined in the tax sharing agreement);

  •
  the Company is allowed to deduct both cash-pay and pay-in-kind, or PIK, interest due to Hallmark Cards in calculating tax-sharing payments;

  •
  the conversion of the HCC Debt pursuant to the Recapitalization is not deemed the payment of interest expense to Hallmark Cards;

  •
  cancellation of indebtedness income resulting from the Recapitalization will be excluded from the calculation of tax sharing payments for the 2010 tax year; and

  •
  any amounts related to taxes owed to Hallmark Cards prior to December 31, 2009, was included in the HCC Debt.

        The Company received $21.3 million under the tax sharing agreement during 2008, which was offset against the tax note. At December 31, 2009, the Company owed Hallmark Cards $8.5 million under the tax sharing agreement for 2009. The liability was satisfied on June 29, 2010, in connection with the Recapitalization. For the year ended December 31, 2010, the Company owed Hallmark Cards $12.9 million for estimated tax as calculated pursuant to the amended tax sharing agreement and this amount was paid to Hallmark Cards in December 2010.

        Hallmark Cards has agreed to waive the state tax liability associated with the cancellation of debt income in those states in which Hallmark Cards files a combined return.

"Hallmark Hall of Fame" Programming License Agreement

        In 2008, Crown Media United States entered into an agreement with Hallmark Hall of Fame Productions, Inc. to license 58 "Hallmark Hall of Fame" movies, consisting of 16 contemporary Hallmark Hall of Fame titles (i.e., produced from 2003 to 2008) and 42 older titles, for exhibition on the Hallmark Channel and Hallmark Movie Channel. These titles are licensed for ten year windows, with windows commencing at various times between 2007 and 2010, depending on availability. This agreement makes the Hallmark Channel and Hallmark Movie Channel the exclusive home for these movies. The total license fee for these movies is $17.2 million and is payable in equal monthly installments over the various 10-year exhibition windows.

Hallmark Advertising

        Hallmark Cards purchased $429,000, $775,000 and $496,000 of advertising on the Hallmark Channel in the United States at negotiated market rates, respectively, during the years ended December 31, 2008, 2009 and 2010.

        During November and December of 2009 and February of 2010, Hoops & Yoyo, popular animation characters created and owned by Hallmark Cards, hosted certain of our original movies airing on Hallmark Channel. The characters appeared intermittently during the airing of the movies to provide commentaries and narratives pertinent to the movies. Hallmark Cards provided the content and no license fee was paid by the Company to Hallmark Cards for such content.

Intercompany Services Agreement

        Hallmark Cards provides us with tax, risk management, health safety, environmental, insurance, legal, treasury, human resources, cash management and real estate consulting services. In exchange, the Company is obligated to pay Hallmark Cards a fee, plus out-of-pocket expenses and third party fees, in arrears on the last business day of each quarter. Fees for Hallmark Cards' services were $541,000 for 2008, $455,000 for 2009 and $387,000 for 2010.

        At December 31, 2009, and 2010, non-interest bearing unpaid accrued service fees and unreimbursed expenses of $15.2 million and $648,000, respectively, were included in payables to affiliates on the accompanying consolidated balance sheets. The $15.2 million outstanding at December 31, 2009, was satisfied on June 29, 2010, in connection with the Recapitalization. For the years ended December 31, 2008, 2009 and 2010, out-of-pocket expenses and amounts paid to third parties on the Company's behalf by Hallmark Cards were $1.1 million, $420,000 and $302,000, respectively.

Hallmark Trademark License Agreements

        Crown Media United States operates under the benefit of a limited trademark license agreement with Hallmark Licensing, Inc., dated March 27, 2001, which has been extended through September 1, 2011. The amended and restated Crown Media United States trademark agreement permits Crown Media United States to name its network service as the "Hallmark Channel." The agreement contains usage standards, which limit certain types of programming and programming content aired on Crown Media United States' network. Crown Media United States also has a similar trademark license agreement with Hallmark Licensing, Inc., which is effective January 1, 2004, and as extended expires September 1, 2011, to permit the use of the Hallmark trademark in the name of the "Hallmark Movie Channel."

        Under the agreement, if Hallmark Cards notifies us in writing that it has determined that we have failed to comply with the usage standards set forth in the agreement or have otherwise breached our obligations under the agreement, we are required to stop any non-complying activity within 10 days of that notice or we may be in default of the agreement. We also may be in default if Hallmark Cards delivers such a written notice to us with respect to its standards three or more times in any 12-month period. In addition, there may be a default under the agreement if we fail to cure any breach of the program agreement with RHI Entertainment Distribution, if we fail to make any payments due under loan agreements within five days of the due date, or if we receive an opinion from our auditors that shows that we no longer are a going concern. The Company obtained a waiver for the trademark license agreement dated March 3, 2010, from Hallmark Cards related to its going concern opinion over its 2009 financial statements.

        The license agreements can be terminated immediately and without notice if we transfer in any way our rights under the license agreements, if we have an event of default under the agreement or in events of bankruptcy, insolvency or similar proceedings.

        The Company has accounted for the agreement pursuant to the contractual terms of the arrangement, which is royalty free. Accordingly, no amounts have been reflected in the consolidated balance sheets or consolidated statements of operations and of the Company.

Lease Guarantees with Hallmark Cards

        On February 24, 2010, the Company executed a letter of credit/guaranty commitment with respect to a certain lease agreement with 12700 Investments, Ltd. for the office space at 12700 Ventura Boulevard, Studio City, California. The landlord required that Crown Media United States, the entity which executed the lease, provide a letter of credit of $1.6 million securing certain obligations of Crown

Media United States. Consequently, Hallmark Cards has agreed to guarantee the issuer of such letter of credit against any loss thereon pursuant to the guaranty. As an inducement for Hallmark Cards to issue the guaranty, Crown Media United States has agreed to pay Hallmark Cards a fee which equals 0.75% per annum of the outstanding letter of credit obligation. Additionally, in the event that Hallmark Cards is required to pay any amount under the guaranty, Crown Media United States must reimburse Hallmark Cards for any such amount plus any fees and charges associated with making such payment, any interest applicable to such amount and any costs and expenses of Hallmark Cards in connection with protecting its rights under the guaranty.

        On September 2, 2008, Hallmark Cards issued a guaranty for the benefit of Crown Media United States, which guaranty pertains to a lease agreement with Paramount Group, Inc. for the office space at 1325 Avenue of the Americas, New York, New York. As a condition to executing the lease agreement, the landlord required Hallmark Cards to guaranty all obligations of Crown Media United States under the lease agreement. As an inducement for Hallmark Cards to issue the guaranty, Crown Media United States has paid Hallmark Cards a fee which equals 0.28% per annum of the outstanding obligation under the lease agreement. Additionally, in the event that Hallmark Cards is required to pay any amount under the guaranty, Crown Media United States must reimburse Hallmark Cards for any such amount plus any fees and charges associated with making such payment, any interest applicable to such amount and any costs and expenses of Hallmark Cards in connection with protecting its rights under the guaranty.

VISN Preferred Interest

        In December 2010, we redeemed the $25.0 million preferred interest in Crown Media United States owned by VISN, a subsidiary of the National Interfaith Cable Coalition, Inc. ("NICC"). Consequently, we no longer have any obligation to NICC. Under the Crown Media United States Amended and Restated Company Agreement, originally dated November 13, 1998, the members agreed that if during any year ending after January 1, 2005 and prior to December 31, 2009, Crown Media United States had federal taxable income (with possible adjustments) in excess of $10.0 million, and the preferred interest was redeemed, Crown Media United States would redeem the preferred interest in an amount equal to the lesser of:

  •
  such excess;

  •
  $5.0 million; or

  •
  the amount equal to the preferred liquidation preference on the date of redemption.

        Crown Media United States did not have such taxable income in 2009. Crown Media United States could have voluntarily redeemed the preferred interest at any time, however, it was obligated to do so on the date of redemption (December 31, 2010). The preferred interest had a liquidation preference of $25.0 million.

Crown Media United States Programming Agreement with NICC

        On January 2, 2008, Crown Media Holdings entered into an agreement with NICC regarding termination of any right of NICC under the agreement covering the operation of Crown Media United States (the "Company Agreement") to compel Crown Media Holdings to buy all of the outstanding shares of Class A Common Stock owned by NICC and NICC's subsidiary VISN Management Corp. ("VMC") at the then current market value. The January 2008 agreement also covers other aspects of Crown Media Holdings' relationship with NICC.

        The January 2008 agreement provided for the following:

  •
  The put agreement was terminated, and the purported exercise of the put was waived.

  •
  Throughout 2008 and 2009, Crown provided to NICC the use of a two-hour time period each Sunday morning for programming by NICC and NICC retained any advertising revenue from such time period. Neither NICC nor Crown was obligated to make any payment regarding this time period or the programming.

  •
  NICC voluntarily relinquished its right to designate one director on Crown Media Holdings' Board of Directors, effective with the resignation of its designee on December 19, 2007.

  •
  In settlement of a claim of NICC for $15,000,000 in the event of a change of control, Crown would pay NICC the total amount of $3,750,000 in three installments of $1,250,000 each on January 20, 2008, January 20, 2009 and January 20, 2010. If there would have been a change of control prior to January 20, 2010, Crown would have paid the remaining unpaid installments at that time. The Company has paid the January 20, 2008, 2009 and 2010, installments.

  •
  For so long as the preferred interest remained outstanding, Crown would remit to NICC payments equivalent to 6.0% per annum of outstanding balance of the preferred interest. The 2008 and 2009 payments were made and the preferred interest was redeemed.

  •
  At the request of VMC, Crown would replace the preferred interest in Crown Media United States held by NICC/VMC with a promissory note of Crown and, at VMC's option, a second note payable to an independent not-for-profit corporation designated by VMC. Such notes with an aggregate face amount equal to the outstanding preferred interest at the conversion date would bear interest at 6.0% and a maturity date of December 31, 2010. If the preferred interest was not exchanged for notes, Crown would redeem the preferred interest as set forth in the Company Agreement of Crown Media United States.

  •
  To the extent required by the Stockholders Agreement of HEIC, Crown would consent, and obtain the consent of HEIC, for VMC to assign its ownership of HEIC shares to a non-profit corporation designated by VMC or to NICC. The shares would continue to be subject to the HEIC Stockholders Agreement. As a result of the Recapitalization, however, the HEIC Stockholders Agreement is no longer effective.

  •
  Except as provided or referenced in the January 2008 Agreement, the terms and conditions of the following prior agreements between or among the parties to the January 2008 agreements were superseded: The Company Agreement and the December 2005 agreement. In addition, the parties provided mutual releases.

        During the years ended December 31, 2008, 2009, and 2010, Crown Media United States paid NICC $6.4 million, $4.6 million and $2.8 million, respectively, related to the Company Agreement as amended. Consequently, we no longer have any obligation to NICC.

DIRECTV Affiliation Agreement

        On August 20, 2001, Crown Media United States entered into an Affiliation Agreement with DIRECTV, Inc., a wholly owned subsidiary of DIRECTV Enterprises, Inc. Pursuant to the Affiliation Agreement, DIRECTV distributes the Hallmark Channel on the TOTAL CHOICE ® tier of its DBS distribution system in the United States and pays us license fees for such distribution. At the same time we entered into a Stock Purchase Agreement with DIRECTV Enterprises whereby we issued 5,360,202 shares of our Common Stock, which shares were subsequently transferred to its parent company, The DIRECTV Group, Inc. In March 2008, we renewed this distribution agreement for a multi-year term and additionally provided DIRECTV with the right to distribute the Standard Definition and High Definition versions of the Hallmark Movie Channel. As of December 31, 2010, DIRECTV accounted for 18.6 million of our subscribers. Upon completion of the Recapitalization, The DIRECTV Group, Inc.'s ownership percentage of our Common Stock was reduced from approximately 7.2% to approximately 1.5%.

Bank Credit Facility

        In 2001, the Company entered into a credit agreement (which agreement has been amended subsequently, with the most recent amendment dated June 29, 2010) with a syndicate of banks, led by JP Morgan Chase Bank, N.A. as Administrative Agent and Issuing Bank. In March 2008, JP Morgan Chase Bank became the sole lender under the bank credit facility by acquiring the interests of all other lending banks. The facility is guaranteed by the Company's subsidiaries, is secured by all tangible and intangible property of the Company and its subsidiaries, and is guaranteed by Hallmark Cards. Interest on the credit facility is the Eurodollar rate plus 2.25% or the alternate base rate plus 1.25%.

        As a result of the most recent amendment executed in June 2010 (Amendment No. 17), the bank credit facility is a revolving line of credit in the amount of $30.0 million due on June 30, 2011. Simultaneously with executing Amendment No. 17, Hallmark Cards Subordination and Support Agreement was terminated and an intercreditor agreement among HCC, JP Morgan Chase Bank and the Company was entered into, which among other things defines the lien priorities and allows for payments to HCC pursuant to the Recapitalization.

        Each loan under the bank credit facility bears interest at a Eurodollar rate or an alternate base rate as we may request at the time of borrowing. The Eurodollar rate is based on the London interbank market for Eurodollars, and remains in effect for the time period of the loan ranging from one, two, three, six or twelve months. The alternate rate is based upon the prime rate of JP Morgan Chase Bank, a certificate of deposit rate or the Federal Funds effective rate, which is adjusted whenever the rates change. We were required to pay a commitment fee of 0.15% per annum of the committed, but not outstanding, amounts under the revolving credit facility, payable in quarterly installments. Pursuant to Amendment No. 15, the commitment fee of 0.15% per annum was increased to 0.375% per annum, which results in no increase to us because the difference was previously paid by us to Hallmark Cards.

        The credit agreement, as amended, contains a number of affirmative and negative covenants. Affirmative covenants include, without limitation, the following: (1) (a) within 90 days after the end of each fiscal year, submit to the banks audited consolidated financial statements of the Company required to be submitted to the S.E.C., and (b) within 45 days after the end of each of the first three fiscal quarters, submit to the banks unaudited consolidated financial statements of the Company required to be submitted to the S.E.C.; (2) cause the Company's corporate existence to be effective; (3) keep tangible properties material to the Company's business in good condition; (4) provide notice of the following material events: (a) any event of default, (b) material adverse change in the condition or operations of any credit party, (c) any action which could affect the performance of the credit parties' obligations under the Credit Agreement, (d) any other event which could result in a material adverse effect, (e) opening or change of any executive office, (f) change in the name of the credit parties, (g) any event which affects the collectibility of receivables or decrease the value of the collateral, (h) proposed material amendment to any material agreement that are part of the collateral and (i) any notice which a credit party received with respect to a claimed default; (5) (a) insure its assets adequately, (b) insure against other hazards and risks, (c) maintain distributor's "errors and omissions" insurance, (d) maintain broadcaster's "errors and omissions" insurance, (e) cause all insurance to provide to the Lender a written notice of any termination or material change of coverage and (f) upon request, provide to the Lender a statement of insurance coverage; (6) maintain true and complete books and records of financial operations and provide the Agent access to such books and records; (7) observe and perform all material agreements with respect to the distribution/exploitation of the Products (as defined in the Credit Agreement); (8) pay all taxes and other governmental charges and indebtedness in the ordinary course of business of the credit parties; (9) defend the collateral against all liens, other than permitted encumbrances; (10) upon receipt of any (a) payment from any obligor which should be remitted to the Agent or (b) the proceeds of any sale of Product, remit such payment or proceeds to the Agent; (11) comply with all applicable environmental laws, notify the

Agent of any material violation of any applicable environmental laws and indemnify the Agent and the Issuing Bank against any environmental law-related claims; and, (12) (a) upon request, execute and deliver all necessary documents to perfect the liens on the collateral and to carry out the purpose of the Credit Agreement and its ancillary documents and (b) clarify, if necessary, the chain of title for any item of the Products.

        Negative covenants include limitations on (1) indebtedness, (2) liens, (3) guaranties, (4) investments, (5) making "Restricted Payments," (Restricted Payments include any distribution on our equity, any redemption or other acquisition of our equity including redemption of the company obligated mandatorily redeemable preferred interest, any payment on debt of the Company which is subordinated to the bank loans, and any other payment to Hallmark Cards or any of its affiliates). The credit agreement, however, permits the Company to make payments to Hallmark Cards or an affiliate in payment of a valid outstanding obligation with respect to certain payments related to the Recapitalization or any commercially reasonable fees in consideration for Hallmark Cards having extended its guarantee for the bank credit facility under Amendment No. 15, (6) sale of assets, (7) sale of receivables, (8) entering into any sale and leaseback transactions, (9) entering into transactions with affiliates, (10) amending any material agreement with a credit party, (11) creating negative pledge, (12) mergers or acquisitions, (13) production of any item of Product in any fiscal year having an aggregate budgeted negative cost in excess of $5.0 million, (14) changing our business activities, (15) entering into certain transactions that are prohibited under ERISA, (16) entering into any interest rate protection agreement or currency agreement, (17) acquiring or creating any new subsidiary, (18) using or storing hazardous materials on our premises, (19) creating any first tier subsidiary other than CM Intermediary or have any asset related to the Channel at a level above CM Intermediary and (20) creating any new liens.

        Events of default under the amended credit agreement include, among other things, (1) the failure to pay principal or interest, with the default continuing unremedied for five days after receipt of a remittance advice, (2) a failure to observe covenants, (3) a change in control, (4) the Hallmark Cards' guarantee of the credit facility shall have expired or otherwise terminated or Hallmark Cards shall have disavowed its obligations under the guarantee or default shall otherwise have occurred in accordance with the terms of the guarantee, (5) a termination by Hallmark Cards or any of its affiliates of the right of the Company or its subsidiaries to use the names "Hallmark" or "Crown" in their television services or any Channels owned or operated by them. For purposes of the credit facility, a change in control means that (a) HCC ceases to have sufficient voting power to elect a majority of the Company's board of directors or beneficial ownership of over a majority of the outstanding equity interest of the Company having voting power, (b) the majority of the Board is not comprised of individuals who were either in office or who were nominated by a two-third's vote of individuals in office or so nominated as at December 17, 2001, or (c) the consummation by the Company of a Rule 13e-3 transaction (or a "going-private" transaction) as defined in the Securities Exchange Act.

Certain Business Relationships and Conflicts of Interest

        HCC holds approximately 90.3% of our outstanding shares of Common Stock and 100% of our outstanding Preferred Stock. HCC's control could discourage others from initiating potential merger, takeover or other change of control transactions that may otherwise be beneficial to our businesses or holders of Common Stock. As a result, the market price of our Common Stock or our business could suffer.

        HCC's control relationship with us also could give rise to conflicts of interest, including:

  •
  conflicts between HCC, as our controlling stockholder, and our other stockholders, whose interests may differ with respect to, among other things, our strategic direction or significant corporate transactions;

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  conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by HCC or its other affiliates, on the other hand; or

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  conflicts related to existing or new contractual relationships between us, on the one hand, and HCC and its affiliates, on the other hand.

        In addition, our directors, who may also be officers or directors of HCC or its affiliates, will have fiduciary duties, including duties of loyalty, to both companies and may have conflicts of interest with respect to matters potentially involving or affecting us.

        Our certificate of incorporation provides that Hallmark Cards will have no duty to refrain from engaging in activities or lines of business that are the same as or similar to the activities or lines of business in which we engage, and neither Hallmark Cards nor any officer or director of Hallmark Cards, except as provided below, will be liable to us or to our stockholders for breach of any fiduciary duty by reason of any such activities of Hallmark Cards. In the event that Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Hallmark Cards and us, Hallmark Cards will have no duty to communicate or offer that corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Hallmark Cards pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person, or does not communicate information regarding that corporate opportunity to us.

        In the event that one of our directors or officers who is also a director or officer of Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and Hallmark Cards, that director or officer will have fully satisfied his or her fiduciary duty to us and our stockholders with respect to that corporate opportunity if that director or officer acts in a manner consistent with the following policy:

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  a business opportunity offered to any person who is one of our officers, and who is also a director but not an officer of Hallmark Cards, will belong to us;

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  a business opportunity offered to any person who is one of our directors but not one of our officers, and who is also a director or officer of Hallmark Cards, will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our directors, and otherwise will belong to Hallmark Cards;

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  a business opportunity offered to any person who is one of our officers and an officer of Hallmark Cards will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our officers, and otherwise will belong to Hallmark Cards; and

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  a corporate transaction opportunity will belong to Hallmark cards and any person who is an officer or director of us and an officer or director of Hallmark Cards shall have no duty to communicate such corporate transaction opportunity to us.

        For purposes of the policy:

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  a "business opportunity" is any corporate opportunity relating to the operation of a multichannel video programming provider, other than a corporate transaction opportunity;

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  a "corporate transaction opportunity" is any corporate opportunity relating to the acquisition by a third party unaffiliated with Hallmark Cards of the Company or of all or a material portion of its equity, debt, assets or voting power; and

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  a director who is our Chairman of the Board or Chairman of a committee of the Board will not be deemed to be one of our officers by reason of holding that position, unless that person is one of our full-time employees.

        The foregoing provisions of our certificate of incorporation will expire on the date that Hallmark Cards ceases to own beneficially Common Stock representing at least 20% of the total voting power of all of our classes of outstanding capital stock and no person who is one of our directors or officers is also a director or officer of Hallmark Cards or any of its subsidiaries.

AUDIT COMMITTEE

Report of the Audit Committee

        Management is responsible for the Company's internal controls, and the Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with U.S. generally accepted accounting principles and issuing a report on the financial statements. The Audit Committee has general oversight responsibility with respect to these matters. The Audit Committee reviews the results and scope of the audit conducted by the Company's independent auditors.

        The Audit Committee has met and held discussions with our management and independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has:

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  reviewed and discussed the audited financial statements with management;

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  discussed with the independent auditors the matters required to be discussed by the statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

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  received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor's independence.

        Based on the Audit Committee's review and discussions detailed above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE:

A. Drue Jennings, Chairman
Herbert Granath
Peter A. Lund

The preceding information under the caption "Report of the Audit Committee" shall be deemed to be "furnished" but not "filed" with the Securities and Exchange Commission.

Pre-Approval Policy and Procedures for Services of Independent Public Accountants

        As part of its duties under the Audit Committee Charter, the Audit Committee annually pre-approves all audit and non-audit services performed by the Company's auditors in order to assure that the auditors are independent from the Company. If a type of service to be provided by the auditors has not been pre-approved during this annual process, the Audit Committee pre-approves such service on a case-by-case basis. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the auditors.

Appointment of Auditors for 2011

        The Audit Committee of our Board engaged KPMG LLP to serve as our independent public accountant for the year ending December 31, 2011. We expect representatives of KPMG LLP to attend the annual meeting, be available to respond to appropriate questions from stockholders and be given an opportunity to speak, if desired.

Audit Fees

        The following table presents fees for professional audit services rendered by KPMG LLP for the audits of the Company's annual financial statements for 2009 and 2010, and fees billed for other services rendered by KPMG LLC, our principal accountant in fiscal years 2009 and 2010:

	Fiscal Year
Type of Fee	2009	2010
Audit Fees(1)	$951,469	$904,780
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$951,469	$904,780

(1)
Audit Fees are principally for the audit of our annual financial statements, internal controls over financial reporting, and review of financial statements included in our Forms 10-Q.

SUBMISSION OF STOCKHOLDER PROPOSALS

        The deadline for submitting stockholder proposals under Rule 14a-8, promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), for inclusion in the proxy statement for the next annual meeting is December 30, 2011.

        Our bylaws provide that any stockholder wishing to bring any nomination or other business before an annual meeting must give timely notice in proper written form to the Company Secretary not less than 90 days nor earlier than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, to be timely, the stockholder notice must be received not later than the close of business on the 90th day and not earlier than the 120th day prior to such annual meeting, or by the 10th day after public disclosure of the date of the annual meeting. For the Company's 2012 Annual Meeting, notice must be received between February 22, 2012 and March 24, 2012. The notice must be in writing and set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including the person's written consent to being named and to serving, if elected, as a director), (b) as to any other business proposed to be brought before the meeting, a brief description of and the reasons for the business, and any material interest of the person bringing the proposal, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of, and the class and number of shares owned by, the stockholder and any beneficial owner.

 OTHER BUSINESS

        The Board knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

By Order of the Board of Directors
/s/ BRIAN E. GARDNER BRIAN E. GARDNER Secretary

April 29, 2011

Form of Proxy

CROWN MEDIA HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 22, 2011
12:30 p.m.

Crown Media Holdings, Inc.
12700 Ventura Boulevard
Suite 200
Studio City, California 91604

PROXY

         The Board solicits this proxy for use at the Annual Meeting on June 22, 2011 and any adjournment or postponement thereof.

         The shares of stock you hold in your account will be voted as you specify on the reverse side.

         If no choice is specified, the proxy will be voted "FOR" Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and "EVERY THREE YEARS" for Proposal 4.

         By signing the proxy, you revoke all prior proxies and appoint William J. Abbott and Charles Stanford, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

         (to be signed and dated on the other side)

The Board Recommends a Vote "FOR" the Board's nominees.

1.     Election of Directors:

☐  FOR all nominees listed below (except as marked to the contrary below)
☐  WITHHOLD AUTHORITY to vote for all nominees listed below

William J. Abbott	Dwight C. Arn	Robert C. Bloss	William Cella
Glenn Curtis	Steve Doyal	Brian E. Gardner	Herbert Granath
Donald Hall, Jr.	Irvine O. Hockaday, Jr.	A. Drue Jennings	Peter A. Lund
Brad R. Moore	Deanne Stedem

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE LINE IMMEDIATELY BELOW.)

2.	Approval of Chief Executive Officer's and Other Executive Officers' Performance-Based Compensation	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To conduct an advisory vote regarding the compensation of our Named Executive Officers	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	To conduct an advisory vote on the frequency of future stockholder advisory votes on the compensation of our Named Executive Officers	EVERY ONE YEAR ☐	EVERY TWO YEARS ☐	EVERY THREE YEARS ☐
5.	In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED "FOR" PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 and "EVERY THREE YEARS" for PROPOSAL 4.

Address Change? Mark Box  ☐
Indicate changes below:

Dated: , 2011
Signature
Signature if held jointly

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

COMPANY #
CONTROL #

Voting Instructions

         There are three ways to vote your Proxy: by telephone, via the Internet or by mail. The telephone and Internet voting procedures are designed to authenticate your identity, allow you to vote your shares and to confirm that your instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the processes of the bank or broker; therefore you should follow the voting instructions on the form you receive from your bank or broker.

Vote by Telephone

         Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week by calling 1-866-540-5760. Have your proxy card in hand when you call. You will be prompted to enter your 3-digit company number and a 7-digit control number (these numbers are located above). Follow the recorded instructions.

         Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The deadline for telephone voting is 11:59 p.m. Pacific Time on June 21, 2011.

Vote Via the Internet

         Log on to the Internet and go to the web site http://www.proxyvoting.com/crwn 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your 3-digit company number and a 7-digit control number (these numbers are located above). Follow the instructions provided.

         If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you are solely responsible. Your internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The deadline for Internet voting is 11:59 p.m. Pacific Time on June 21, 2011.

Vote by Mail

         You can only vote by mail if you request and receive a paper copy of the proxy materials and proxy card. The Notice provides instructions on how to do this and you should make your request by June 8, 2011. You then vote by completing, signing, dating, and returning a proxy card. The proxy card must be received by the close of business on June 21, 2011.

         Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote by telephone or the Internet, please do NOT mail your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

QuickLinks

SOLICITATION OF PROXIES
PROPOSAL 1 ELECTION OF DIRECTORS
BOARD OF DIRECTORS
THE BOARD OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
PROPOSAL 2 APPROVAL OF CHIEF EXECUTIVE OFFICER'S AND CERTAIN OTHER EXECUTIVE OFFICERS' PERFORMANCE-BASED COMPENSATION
PROPOSAL 3 NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4 NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION OF EXECUTIVE OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Amount of Nature of Beneficial Ownership (1)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE
SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER BUSINESS